Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Steute Industrial Controls, Inc.,

Steute Burwell, Inc.

and

Electro-Sensors, Inc.

Dated as of April 20, 2026

Section 6.12	Rule 16b-3	56

Section 6.13	Shareholder Litigation	57

Section 6.14	Director Resignations	57

Section 6.15	Lease Termination	57

Section 6.16	Tax Matters	57

ARTICLE 7 TERMINATION OF AGREEMENT		58

Section 7.1	Termination or Abandonment	58

Section 7.2	Effect of Termination	60

Section 7.3	Termination Fees	60

ARTICLE 8 MISCELLANEOUS		64

Section 8.1	Non-Survival of Representations and Warranties	64

Section 8.2	Expenses	64

Section 8.3	Counterparts; Effectiveness	64

Section 8.4	Governing Law; Jurisdiction	64

Section 8.5	Specific Enforcement	65

Section 8.6	WAIVER OF JURY TRIAL	65

Section 8.7	Notices	65

Section 8.8	Assignment; Binding Effect	66

Section 8.9	Severability	67

Section 8.10	Confidentiality	67

Section 8.11	Entire Agreement	67

Section 8.12	No Third-Party Beneficiaries	67

Section 8.13	Amendments; Waivers	68

Section 8.14	Headings	68

Section 8.15	Interpretation	68

Section 8.16	Obligations of Merger Sub	69

ANNEX A DEFINITIONS		1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 20, 2026, by and among steute Industrial Controls, Inc., a Connecticut corporation (“Parent”), Steute Burwell, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Electro-Sensors, Inc., a Minnesota corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties” and, individually, a “Party”). All capitalized terms used herein will have the respective meanings ascribed thereto in Annex A.

RECITALS

A.       The board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting, in each case, in accordance with the Minnesota Business Corporation Act (the “MBCA”).

B.       The board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C.       The board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub, in each case, in accordance with the MBCA.

D.       Concurrently with the execution and delivery of this Agreement, and as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Persons identified on Exhibit A attached hereto (the “Support Shareholders”) has entered into a voting and support agreement (collectively, the “Support Agreements”) with Parent and Merger Sub, dated as of the date of this Agreement, with respect to certain obligations of the Support Shareholders relating to this Agreement, including, among other things, that the Support Shareholders will vote the shares of Company Common Stock owned, directly or indirectly, by them in favor of the adoption of this Agreement.

E.       Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

Section 1.1       The Merger. On the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Minnesota Law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2        Effective Time of Merger. Subject to the terms and conditions of this Agreement, at the Closing, Parent, Merger Sub and the Company will cause articles of merger (each, a “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Minnesota in accordance with Section 302A.615 of the MBCA in order to effectuate the Merger, and by making all other filings and recordings, and delivering and tendering, or causing to be delivered or tendered, as applicable, any Taxes and fees, required under the MBCA to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Minnesota or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the MBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.3        General Effects of Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities, restrictions, and duties of each of the Company and Merger Sub shall become the Liabilities, restrictions, and duties of the Surviving Corporation.

Section 1.4        Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:

(a)        Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)         Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Dissenting Shares, will be converted automatically into the right to receive $7.75 in cash (before giving effect to any required Tax withholdings as provided in Section 2.3(g), without interest (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.4(b) will no longer be outstanding and will be automatically cancelled and cease to exist on the conversion thereof, and each certificate formerly representing any of the shares of Company Common Stock (each, a “Certificate”) and all uncertificated shares of Company Common Stock represented by book-entry form that, immediately prior to the Effective Time, represented shares of Company Common Stock (“Book-Entry Shares”) will thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share have been converted pursuant to this Section 1.4(b).

(c)        Treatment of Cancelled Shares. Each share of Company Common Stock that is directly owned by (i) the Company immediately prior to the Effective Time (including as treasury stock or otherwise, in each case, not held on behalf of third parties) or (ii) Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time, will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(d)        Treatment of Dissenting Shares. Any provision of this Agreement to the contrary notwithstanding, if required by the MBCA (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such shares who have not voted in favor of the approval of this Agreement or consented thereto in writing and who are entitled to and have properly and timely notified the Company of their intent to demand payment and exercise dissenters’ rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA, have complied strictly in all respects with Sections 302A.471 and 302A.473 of the MBCA and have not effectively withdrawn such notice or demand with respect to any such shares held by any such holder (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with, but only if, as and when required by, the provisions of Sections 302A.471 and 302A.473 of the MBCA, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereafter be no longer considered Dissenting Shares under this Agreement and will be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and without any interest thereon, in accordance with Section 1.4(b). At the Effective Time, any holder of Dissenting Shares will cease to have any rights with respect thereto, except the rights provided in Sections 302A.471 and 302A.473 of the MBCA and as provided in the previous sentence, as applicable. The Company will promptly notify Parent of any written notices of intent of any holder of shares of Company Common Stock to demand payment and exercise dissenters’ rights or withdrawals of such notices, and any other instruments, notices, petitions, or other communications served pursuant to applicable Law that are received by the Company relating to dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA in connection with the Merger, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company will not make (or cause to be made on its behalf) any payment or offer of payment with respect to any notices of intent of any holder of shares of Company Common Stock to demand payment and exercise dissenters’ rights, or settle, compromise or otherwise negotiate, or offer to settle, compromise or otherwise negotiate any such notices, in each case, without the prior written consent of Parent.

(e)        Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock will have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, then the Merger Consideration will be appropriately adjusted, without duplication, to proportionally reflect such change.

Section 1.5 Treatment of Company Options and RSUs.

(a)        Company Options. At the Effective Time, each outstanding Company Option as of immediately prior to the Effective Time will be fully vested and will, automatically and without any required action on the part of the holder thereof, be canceled and will be entitled to receive an amount of cash, without interest, equal to $7.75 per share less the exercise price applicable to such Vested Company Option subject to any required withholding of Taxes (such amount, the “Vested Company Option Consideration”).

(b)        Company RSUs. At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time will be fully vested (each, a “Vested Company RSU”) and will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock underlying such Company RSU, by (B) the Merger Consideration, subject to any required withholding of Taxes (the “Vested Company RSU Consideration”).

(c)         Further Assurances. Prior to the Effective Time, and subject to the prior review and approval of Parent, the Company will take all actions necessary to effect the transactions anticipated by this Section 1.5 under the Company Equity Plan, and any Contract applicable to any Company Option or Company RSU, including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to treat (i) all Company Options in accordance Section 1.5(a); and (ii) all Company RSUs in accordance with Section 1.5(b), in each case, have been made. The Company will take all actions necessary to terminate the Company Equity Plan as of the Effective Time.

Section 1.6 Surviving Corporation.

(a)         Articles of Incorporation of Surviving Corporation. Subject to Section 6.9, at the Effective Time, the articles of incorporation of Merger Sub as in effect as of the date hereof (but amended so that the name of the Surviving Corporation will be “Electro-Sensors, Inc.”) will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the MBCA and such articles of incorporation.

(b)         Bylaws of Surviving Corporation. Subject to Section 6.9, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation will be “Electro-Sensors, Inc”) will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the MBCA and such bylaws.

(c)         Directors of Surviving Corporation. The directors of Merger Sub as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation as of the Effective Time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)         Officers of Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time will be the initial officers of the Surviving Corporation as of the Effective Time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(e)         No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

ARTICLE 2

THE CLOSING

Section 2.1         The Closing. The Merger will be consummated at a closing (the “Closing”) taking place (a) via the electronic exchange of documents and signature pages on the tenth (10th) Business Day after the satisfaction or waiver (if and to the extent permitted hereunder) of the last to be satisfied conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions) (such condition, the “Last Condition”) or (b) at such other place, time and date as the Company and Parent may otherwise agree in writing, but subject in each case to the satisfaction or waiver (if and to the extent permitted hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.2         Conditions to Closing.

(a)         Conditions to Obligation of Each Party. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger will be subject to the satisfaction at or prior to the Closing of the following conditions:

(i)         Shareholder Approval. The Company Shareholder Approval will have been obtained.

(ii)         No Legal Restraints. No Law, injunction or similar Order by any Governmental Entity of competent jurisdiction that prohibits or makes illegal the consummation of the Merger will have been entered, enacted or promulgated and will continue to be in effect that prohibits or makes illegal the consummation of the Merger.

(b)         Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction (or waiver by Parent and Merger Sub) of the following conditions:

(i)         Company Representations and Warranties. (A) Other than with respect to the Fundamental Representations, the representations and warranties set forth in Section 3.2 (Capitalization) and representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes), each of the representations and warranties of the Company set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, in which case as of such date); (B) the representations and warranties set forth in Section 3.2 will be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (other than such representations and warranties set forth in Section 3.2 as are made only as of a specified date, in which case as of such date); (C) the Fundamental Representations will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications contained therein) in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date (other than any Fundamental Representations made only as of a specified date, in which case as of such date); and (D) the representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes) will be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of such date.

(ii)         Company Covenants. The Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(iii)        No Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.

(iv)         Support Agreements. Each Support Agreement shall remain in full force and effect and a binding obligation of each Person identified on Exhibit A.

(v)         Dissenting Shares. Holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock entitled to vote as of the record date for the Company Shareholder Meeting, in the aggregate, shall have exercised statutory dissenters’ rights pursuant to Sections 302A.471 and 302A.473 of the MBCA with respect to such shares of Company Common Stock and shall not have withdrawn or lost such rights.

(vi)         Company Officer’s Certificate. Parent will have received a certificate from the Company validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iii) have been satisfied in all respects.

(vii)         Option Cancellation Receipt and Releases. Unless otherwise agreed by Parent in a particular case, the holders of all Company Options and the Company shall have duly executed and delivered an Option Cancellation Receipt and Release to Parent, and each such Option Cancellation Receipt and Release shall be in full force and effect and shall not have been amended, modified or revoked in any respect.

(viii)         ESOP Matters. The Trustee shall provide evidence of the legally valid completion of the ESOP Vote and a copy of the ESOP Determination.

(c)         Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company) of the following conditions:

(i)         Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 4 will be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such date (except to the extent that any such representation and warranty is made only as of a specified date, in which case such representation and warranty will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)         Parent and Merger Sub Covenants. Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(iii)         Parent and Merger Sub Officer’s Certificate. The Company will have received a certificate from Parent and Merger Sub, validly executed by the Chief Executive Officer of each of Parent and Merger Sub and on Parent’s and Merger Sub’s behalf, to the effect that, as of the Closing the conditions set forth in Section 2.2(c)(i) and Section 2.2(c)(ii) have been satisfied in all respects.

Section 2.3         Payment of Merger Consideration.

(a)       Payment Fund.

(i)         Creation of Payment Fund. At or promptly following the Effective Time on the Closing Date, Parent will deposit, or will cause to be deposited (including from the Company’s cash), with Equiniti Trust Company (or another U.S. bank or trust company mutually agreed by Parent and the Company in writing) (the “Paying Agent”), for the benefit of holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration payable at the Closing pursuant to Section 1.4(b). Such cash deposited with the Paying Agent will be referred to as the “Payment Fund.” With respect to any Dissenting Shares, Parent will not be required to deposit or cause to be deposited with the Paying Agent cash sufficient to pay any Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.

(ii)         Investment of Payment Fund. The Paying Agent will invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon will affect the amounts payable to holders of Company Common Stock pursuant to this Section 2.3, and following any losses from any such investment, Parent will promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.3(a)(iii).

(iii)         Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the one-year anniversary of the Effective Time will thereafter be delivered to the Surviving Corporation on demand, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Section 2.3 will thereafter look only to the Surviving Corporation (as general unsecured creditors) for payment of their claim for the Merger Consideration without any interest thereon, on due surrender of their shares.

(b)       Payment Procedures.

(i)         Transmittal Materials. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation will cause the Paying Agent, if required thereby, to mail or otherwise provide to each former holder of record of a Certificate or Book-Entry Shares (other than holders of Cancelled Shares and Dissenting Shares), (A) transmittal materials, including a letter of transmittal in customary form reasonably acceptable to the Company, specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(b)(iii)) to the Paying Agent or an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, (B) a copy of Sections 302A.471 and 302A.473 of the MBCA and all information contemplated thereby, and (C) instructions for use of such transmittal materials in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration. The Paying Agent will accept transferred Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices.

(ii)         Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver any certificate to receive the applicable Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) will upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (it being understood that the holders of Book-Entry Shares will be deemed to have surrendered the shares of Company Common Stock represented by such Book-Entry Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent will cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time in exchange therefor, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.5) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock represented by such Book-Entry Shares by (B) the Merger Consideration, and the Book-Entry Shares so surrendered will immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iii)         Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the amount (after giving effect to any required Tax deductions or withholdings as provided in Section 2.5) of Merger Consideration payable in exchange for the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Company Common Stock for purposes of this Section 2.3(b).

(c)         Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares or Certificates are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Book-Entry Shares or Certificates will be given a copy of the transmittal materials referred to in Section 2.3(b)(i) and instructed to comply with the instructions in such materials in order to receive the Merger Consideration to which such holder is entitled pursuant to this Section 2.3.

(d)         No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law

(e)         Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(f)         Payment of Equity Award Consideration. Parent will cause the Surviving Corporation to pay through the payroll or the accounts payable system of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option, the Vested Company Option Consideration and to each holder of a Vested Company RSU, the Vested Company RSU Consideration, as applicable, in each case without interest, no later than the end of the first full regularly scheduled payroll cycle following the Effective Time if such holder is an employee and promptly following the Effective Time to holders who are non-employee directors. Notwithstanding anything herein to the contrary, (a) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company Equity Plan or Company Benefit Plan that will not trigger a Tax or penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties hereto will use reasonable best efforts to cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in Section 1.5 and this Section 2.4 (it being understood that Parent and Merger Sub need not take, and the Company will not take, any action which would increase the costs associated with terminating the Company Equity Awards).

(g)         Withholding. The Paying Agent, the Company, Parent, Merger Sub, the Surviving Corporation and their Affiliates and agents, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable to any holder or former holder of Company Common Stock or Company Equity Awards, or any other Person, pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC on or after March 30, 2026, and not less than one Business Day prior to the date hereof (it being acknowledged and hereby agreed that disclosure of any information in the Company SEC Documents filed with, or furnished to, the SEC on or after March 30, 2026, and not less than one Business Day prior to the date hereof will be deemed to be disclosed in a Section or subsection of the Company Disclosure Schedules only to the extent that such disclosure is reasonably apparent from the content of such disclosure) and (b) as set forth in the correspondingly numbered Section or subsection of the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) or any other Section or subsection of the Company Disclosure Schedules to the extent that the relevance to such representation or warranty in this Article 3 is reasonably apparent from the content of such disclosure; provided that nothing disclosed in the Company SEC Documents will be deemed disclosed with respect to, or modify or qualify the representations and warranties set forth in Section 3.1 (Qualification, Organization, Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authority; Enforceability), Section 3.4 (Consents and Approvals; No Violations), Section 3.8(b) (Absence of Changes) or Section 3.24 (Finders or Brokers), and any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking and Cautionary Statements” or “Quantitative and Qualitative Disclosures About Market Risk,” solely to the extent such disclosures are predictive, cautionary or forward-looking in nature shall not be deemed disclosed, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1         Qualification, Organization, Subsidiaries.

(a)         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Minnesota. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its charter, bylaws or other similar organizational documents, in any material respect.

(b)         The Company does not have, and, except as set forth in Section 3.1(b) of the Company Disclosure Schedule has never had, a Subsidiary.

Section 3.2         Capitalization.

(a)         The authorized share capital of the Company consists of 10,000,000 shares of Company Common Stock, $0.10 par value per share. As of the close of business on March 31, 2026 (the “Capitalization Date”), there were (i) 3,532,423 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, and (iii) Company Options to purchase an aggregate of 110,000 shares of Company Common Stock issued and outstanding with a weighted-average exercise price of $4.19; and (iv) 52,500 shares of Company Common Stock underlying outstanding Company RSUs. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 3.2(a) of the Company Disclosure Schedules sets forth a correct and complete list of all Company Equity Awards outstanding as of the Capitalization Date, including with respect to each such Company Equity Award: (1) the identity of the grantee or identification number of the applicable grantee; (2) the number of shares of Company Common Stock subject to such Company Equity Award; (3) the equity incentive plan under which the Company Equity Award was granted; (4) the grant or issuance date; (5) any applicable vesting schedule; and (6) with respect to each Company Option, the exercise price and the expiration date and whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code.

(b) Except as set forth in Section 3.2(a) or as required by the existing terms of the Company Benefit Plans, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock or other ownership or equity or equity-based interests issued or outstanding, other than shares of Company Common Stock that have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, phantom stock, rights of first refusal, profit participation or other similar rights, agreements, obligations or contractual commitments relating to the issuance of, or measured by reference to, capital stock or other equity, ownership or voting interests of the Company to which the Company is a party obligating the Company to (A) issue, transfer or sell any shares of capital stock or other equity, ownership or voting interests of the Company or securities convertible into, exercisable for, exchangeable for or measured by reference to such shares or other interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock or other interests.

(c)         The Company does not have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter.

(d)         There are no voting trusts or other Contracts or agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company, except for the Support Agreements. The Company is not a party to any Contract relating requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

Section 3.3         Authority; Enforceability.

(a)         The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and the Company’s shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with the MBCA, (iii) resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Recommendation”), and (iv) directed that this Agreement be submitted to the shareholders of the Company at the Company Shareholder Meeting for their approval.

(b)         The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and consummate the transactions contemplated hereby, including the Merger.

(c)         Except for the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA, no other corporate action, proceedings, shareholder vote or similar action on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby.

(d)         This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by and constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

Section 3.4         Consents and Approvals; No Violation.

(a)         The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign national or supranational, state or local governmental or regulatory agency, commission, court, body, entity or authority or any public or private arbitrator or arbitral body (each, a “Governmental Entity”), other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA, (ii) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Shareholder Approval (as amended or supplemented from time to time, the “Proxy Statement”) and (iii) compliance with the rules and regulations of the Nasdaq Capital Market (the foregoing clauses (i) through (iii), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.

(b)         Assuming compliance with the matters referenced in Section 3.4(a) and receipt of the Company Approvals and the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of their respective properties or assets, (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, approval, notice, amendment, modification, termination, cancellation or acceleration of any material obligation, or to the loss of a material benefit, under any Company Material Contract binding on the Company (or require a consent relating to the foregoing), or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, other than, in the case of the foregoing clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5         Reports and Financial Statements.

(a)         The Company has filed or furnished, as applicable, all forms, documents, reports, schedules, statements, amendments and certifications required to be filed or furnished by it with the SEC prior to the date of this Agreement (the “Company SEC Documents”) since January 1, 2022, each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the financial position of the Company as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.6         Internal Controls and Procedures.

(a)         (i) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) the Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Section 302 and 906 thereof).

(b)         The Company has established and maintains a system of internal accounting controls that are reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and to the Knowledge of the Company as of the date hereof, no Company SEC Documents are subject to ongoing investigation or SEC review.

Section 3.7         No Undisclosed Liabilities. Except as set forth on Section 3.7 of the Company Disclosure Schedules or (a) as disclosed, reflected or reserved against in the audited balance sheet of the Company as of December 31, 2025, and the footnotes to such balance sheet, in each case set forth in the Company’s report on Form 10-k for the twelve-month fiscal period ended December 31, 2025, (b) as expressly permitted or contemplated by this Agreement, or incurred pursuant to the transactions contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof, (d) for liabilities and obligations incurred in the ordinary course of business or (e) as would not reasonably be expected to be material to the Company, since December 31, 2025 (the “Company Balance Sheet Date”), neither the Company nor any Subsidiary of the Company has any material Liabilities or other obligations. The Company is not a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed in accordance with Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.8         Absence of Certain Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedules:

(a)         From the Company Balance Sheet Date through the date of this Agreement, the Company has conducted their respective businesses, in all material respects, in the ordinary course of business.

(b)         From December 31, 2025, through the date of this Agreement, there has not been any event, change, occurrence or development that has had, individually or in the aggregate, a Company Material Adverse Effect.

(c)         Since the Company Balance Sheet Date, the Company has not taken any action that would be prohibited by clauses (i), (ii), (v), (vi), (x), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxii), (xxv), and (xxviii) of Section 5.1(b), if taken or proposed to be taken after the date hereof.

Section 3.9         Compliance with Laws.

(a)         Except as set forth on Section 3.9(a) of the Company Disclosure Schedules, since January 1, 2022, the Company has been in compliance in all material respects with and not in default under or in violation in any material respect of any Law applicable to the Company.

(b)         The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, accreditations and approvals of any Governmental Entity (“Permits”) necessary for the Company to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”) except where the failure to possess such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         The Company has not, since January 1, 2022 to the date of this Agreement, received any written notice that the Company is in violation of any Law applicable to the Company or any Company Permit in any material respect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any Company Permit.

(d)         Since January 1, 2022, neither nor any of its directors, officers, agents, employees, or, to the Knowledge of the Company, other Persons acting on behalf of any of the Company, in their capacity as such, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”); (ii) has directly or indirectly made, offered, agreed, requested, authorized, received or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback, gift or other similar unlawful payment in violation of any of the applicable Anti-Corruption Laws; or (iii) otherwise taken or failed to take any action that would cause the Company to violate any Anti-Corruption Laws. The Company maintains reasonably detailed and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials. The Company has instituted, enforces, and maintains policies and procedures reasonably designed to provide reasonable assurance of compliance with the applicable Anti-Corruption Laws and Trade Control Laws.

(e)         Neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents or other Persons acting on behalf of any of the Company, in their capacity as such, is currently, or has since January 1, 2022, been: (i) a Sanctioned Person or a Restricted Person, (ii) organized, ordinarily resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or Restricted Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or anti-boycott Laws (collectively, “Trade Control Laws”).

(f)         Since January 1, 2022, neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, agents or other Person acting on behalf of any of the Company, in their capacity as such; (i) has received from any Governmental Entity or, to the Knowledge of the Company, any other Person any written or, to the Knowledge of the Company, oral notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Anti-Corruption Laws or Trade Control Laws. There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to Anti-Corruption Laws or Trade Control Laws.

(g)         The Company has not applied for or accepted any loan or funds from any Governmental Entity or any loan or funds pursuant to any Law enacted by any Governmental Entity in response to the COVID-19 pandemic, except for any such loan or funds that have been repaid in full to such Governmental Entity. With respect to each loan or funds received by the Company from any Governmental Entity or any loan or funds pursuant to any Law enacted by any Governmental Entity in response to the COVID-19 pandemic, (i) the Company has been in compliance with all material terms and conditions of such loan and with all material requirements of applicable Laws pertaining to such loan, and all applicable material regulations and guidance issued by any Governmental Entity or applicable financial institution; (ii) all representations and certifications executed or made by the Company or any of their respective Representatives pertaining to such loan (including the application for such loan) were current, accurate, and complete in all material respects as of their effective date; (iii) no Governmental Entity or other Person has notified the Company in writing of any actual or alleged material violation or breach of any statute, regulation, representation, certification, Law, disclosure obligation, or contract term with respect to such loan; and (iv) (A) there are no investigations, lawsuits, or audits completed, underway, announced, or to the Knowledge of the Company, threatened by any Governmental Entity or any other Person (including any financial institution or whistleblower) pertaining to any such loan issued to the Company or any application for such loan by the Company, and (B) to the Knowledge of the Company, no such investigation is anticipated from any Governmental Entity.

(h)       For purposes of this Agreement:

(i)         “Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, retransfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection.

(ii)       “Restricted Person” means any Person identified on any applicable U.S. and non-U.S. export-related restricted party list, including the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List.

(iii) “Sanctioned Country” means any country or region or government thereof that is, or has been since January 1, 2022, the subject or target of a comprehensive embargo under Trade Control Laws (including Russia, Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

(iv) “Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws including: (A) any Person listed on any applicable U.S. or non-U.S. sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, or any other sanctions or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), or the U.S. Department of State, the UK Consolidated List of Financial Sanctions Targets, or the OFSI List of Persons Named in Relation to Financial and Investment Restrictions; (B) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (A); (C) any Person located, organized, or ordinarily resident in a Sanctioned Country; or (D) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

(v)         “Sanctions Laws” means applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including those administered or enforced by United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union and the United Nations Security Council.

(i)         The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq National Market, including, without limitation, all applicable corporate governance rules and regulations.

Section 3.10         Investigations; Litigation. Except as set forth on Section 3.10 of the Company Disclosure Schedules, there are currently no, and since January 1, 2022 there have been no: (a) pending or, to the Knowledge of the Company, threatened Actions, investigations or reviews before any Governmental Entity with respect to the Company; and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting the Company or any of its assets or properties, in each case, that would (i) reasonably be expected to be material to the Company or (ii) prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.11         Employee Benefit Plans.

(a)         Section 3.11(a) of the Company Disclosure Schedules sets forth all material Company Benefit Plans. With respect to each material Company Benefit Plan, other than any such Foreign Plan, the Company has made available to Parent, true and complete copies of, (i) each current plan document constituting a part of such Company Benefit Plan (or, if unwritten, an accurate and complete description of all material terms), including all amendments thereto, (ii) the most recent summary plan description, (iii) any related trust agreement or other funding instrument, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) the most recent determination or opinion letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan, and (vi) any material correspondence from a Governmental Entity in the previous three years. With respect to each material Foreign Plan, the Company has made available to Parent either a true and complete copy of such Foreign Plan or a summary of the material terms of such Foreign Plan.

(b)         (i) Each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan; (iii) all contributions, reimbursements, premiums or payments that have become due have been made timely in accordance with the terms of the Company Benefit Plan and in compliance with the requirements of applicable Law, and all such contributions, reimbursements, premiums or payments that are not yet due have been made or properly accrued in accordance with GAAP; (iv) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Company Benefit Plan; (v) the Company has not incurred or could not reasonably be expected to incur any penalty or Tax (whether or not assessed) under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist that could reasonably be expected to result in the imposition of any such penalty or Tax; (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in the ordinary course of business in accordance with the terms of the Company Benefit Plans) by, on behalf of or against, or related to any of the Company Benefit Plans or any trusts related thereto; and (vii) no Company Benefit Plan and the Company does not have any Liability under a plan or arrangement that provides (or has promised to provide) for post-employment, post-service or retiree health, medical or other welfare benefits (except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable Law and at the expense of the applicable employee). No Company Benefit Plan is, and the Company does not have any Liability (including on account of an ERISA Affiliate) with respect to: (A) any plan or arrangement that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (B) a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; or (C) a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA. Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) and except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (w) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (x) each Foreign Plan intended to receive favorable tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (y) no Foreign Plan is a defined benefit plan, and (z) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(c)         Except as otherwise set forth in and contemplated by this Agreement or the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, independent contractor or director of the Company to severance pay, or any other payment or benefit from the Company, (ii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due to any such current or former employee, independent contractor or director, (iii) result in any funding (through a grantor trust or otherwise) of any compensation or benefit, (iv) limit or restrict the right of Parent to merge, amend or terminate any Company Benefit Plan without material liability or (v) result in the payment of any amount that could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(d)         The Company is not party to, nor do they have any current or contingent obligation under, any Company Benefit Plan to compensate, gross-up, indemnify or otherwise make-whole any person for excise Taxes or related interest or penalties payable pursuant to Section 4999 of the Code or Section 409A of the Code.

(e)         Each Company Benefit Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party complies with and has been maintained, in each case, in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(f)         ESOP Matters. In addition to the provisions of this Section 3.11, the provisions of this Section 3.11(f) apply to the ESOP.

(i)         The ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The trust which is part of the ESOP is now, and has at all times since inception been, a trust duly formed in accordance with applicable state Law and is, and at all times has been, a trust qualified under Section 501(a) of the Code.

(ii)         The ESOP complies, and has been administered and operated in material compliance in all material respects with, its terms and all applicable Law. All amendments and actions required to bring the ESOP into conformity with all of the applicable provisions of the Code, ERISA and other applicable Law have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date. Neither the Company nor any participant in the ESOP is or could reasonably be expected to be subject to any Liability by reason of Section 4979A of the Code.

(iii)         The shares of Company common stock held by the ESOP constitute “employer securities,” as defined in Section 409(l) of the Code, and “qualifying employer securities,” as defined in Section 407(d)(5) of ERISA. No prior purchase of the Company stock held by the ESOP, or distribution or sale of Company stock by the Trustee (or any previous ESOP trustee) has adversely affected the qualified status of the ESOP under Section 401(a) of the Code or the status of the ESOP as an employee stock ownership plan under Section 4975(e)(7) of the Code.

(iv)         Neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(v)         The execution and performance of this Agreement do not create any Liability with respect to any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(vi)         Section 3.11(f)(vi) of the Disclosure Schedules sets forth a list of all documents that provide for indemnification of the fiduciaries of the ESOP or such fiduciaries’ financial advisors or service providers in connection with any prior transactions involving the ESOP or the transactions contemplated by this Agreement.

(vii)         Neither the ESOP nor the Company is subject to any claims or Liabilities in respect of the ESOP, except for the payment of benefits and expenses payable in connection with the administration and winding up of the ESOP.

(viii)         The Company has made available to Parent true, correct and complete copies of the ESOP plan and trust documents, including all amendments thereto, together with all engagement letters with respect to the Trustee and any prior ESOP trustees. The Company has made available to Parent true, correct and complete copies of (i) all fairness opinions received by the Trustee (or any prior ESOP trustee) or the Company with respect to all purchases and sales of the ESOP Securities, including all fairness opinions received by the Trustee (or any prior ESOP trustee) or the Company in connection with each of the transactions involving the ESOP; (ii) any allocation records evidencing actual releases of such ESOP Securities from suspense accounts and subsequent allocations of such ESOP Securities to the ESOP participants’ (or beneficiaries’) accounts; and (iii) all records maintained by or for the Company or the ESOP with respect to any pass-through of voting rights to participants (or beneficiaries) in the ESOP that has been required in order to comply with any applicable Law, including Sections 401(a)(22) and 409(e) of the Code for any plan year.

(ix)         The Trustee has been duly and properly appointed by the Company. The Trustee possesses the legal capacity, full power and authority to execute, deliver and perform the obligations under the ESOP trust agreement and the applicable obligations of the ESOP under this Agreement. The Trustee has at all times, on behalf of the ESOP, performed and complied with all material terms, provisions, agreements and conditions required to be performed or complied with by the Trustee. No matured or unmatured default or breach under the ESOP trust agreement by the Trustee exists.

Section 3.12 Labor Matters.

(a)         The Company is not a party to or bound by any Collective Bargaining Agreement, and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Company.

(b)         During the three years prior to the date of this Agreement, there have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, work stoppages, slowdowns, picketing, handbilling, unfair labor practice charges, material labor grievances, material labor arbitrations or other labor disputes against or affecting the Company. To the Knowledge of the Company, in the past three years, there has been no union organizing effort or activity pending or threatened against the Company. The Company has satisfied in all material respects any legal or contractual requirements to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of the Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c)         Except as would not be, individually or in the aggregate, material to the Company, during the three years prior to the date of this Agreement, to the Knowledge of the Company, (i) no allegations of sexual harassment, other sexual misconduct or discrimination have been made against any employee of the Company with the title of director, vice president or above except as set forth on Schedule 3.12(c), (ii) there are no Actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment, other sexual misconduct or unlawful discrimination by any employee of the Company with the title of director, vice president or above and (iii) the Company has not entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or discrimination by any employee of the Company with the title of director, vice president or above.

(d)         The Company is and since January 1, 2023 has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), outsourced labor or workforce, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, automated employment decision tools and other artificial intelligence.

Section 3.13         Tax Matters.

(a)         The Company has prepared and timely filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns required to be filed by the Company, and all such Tax Returns are complete and accurate in all material respects.

(b)         The Company has timely paid in full all material Taxes due and payable by it (whether or not shown on any Tax Return). The Company has withheld and timely paid all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Company has complied with all reporting and recordkeeping requirements under applicable Law with respect to such payments. The Company has correctly classified all its service providers as either employees or independent contractors for all applicable Tax purposes.

(c)         Except as set forth on Section 3.13(c) of the Company Disclosure Schedules, no audit, examinations, investigation or other Action in respect of material Taxes of the Company is pending or has been threatened in writing. There are no requests for rulings or determinations in respect of any income or other material Tax pending between the Company and any Governmental Entity. No claim has been made by a Governmental Entity in a jurisdiction in which the Company has not filed Tax Returns or paid Taxes that the Company is or may be subject to taxation by or is required to file Tax Returns in that jurisdiction.

(d)         Other than customary extensions of the due date to file a Tax Return obtained in the ordinary course of business, the Company has not requested, granted, or become the beneficiary of, or consented to, any extension or waiver of any statute of limitations period related to the assessment or collection of any material Tax, which period (after giving effect to such extension or waiver) has not yet expired.

(e)         There are no Liens for Taxes on any property or other assets of the Company except for Permitted Liens.

(f)         The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the five-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(g)         The Company has not participated in or is participating in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h)         The Company (i) has not been a member of an Affiliated Group filing a combined, consolidated, joint, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company or any Subsidiary of the Company) or (ii) does not have any material liabilities for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes) or otherwise as a matter of Law.

(i)         The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting or the cash method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into on prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) inclusion pursuant to Section 965 of the Code, (vi) excess loss account, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of Law), (vii) any gain recognition agreement to which the Company is a party under Code Section 367 (or any corresponding or similar provision of income Tax Law), in respect of taxable periods ending on or prior to the Closing Date, or (viii) income inclusion pursuant to Section 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date.

(j)         The Company is, and since its formation has been, properly classified as a C corporation for U.S. federal, state, and local income Tax purposes.

(k)         The Company does not have a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in, or is tax resident in, a country other than the country in which it is organized.

(l)         The Company is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length, in all material respects.

(m)         The Company has not received from any Governmental Entity in a jurisdiction where the Company has not filed a specific type of Tax Return any written claim that such Person is or may be subject to taxation by, or required to file such Tax Returns in, that jurisdiction, which claim has not been fully resolved.

(n)         As of the Company Balance Sheet Date, the Company did not have any Liabilities for unpaid Taxes that had not been accrued or reserved on its financial statements, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any Liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice, and adequate accruals or reserves have been established for all Liabilities for Taxes incurred by the Company since such date.

(o)         The consummation of the Merger will not result in, or satisfy a condition to, the payment of compensation that would result in the payment of any amount that by operation of Section 280G of the Code would not be deductible by the Company or be subject to the excise tax under Section 4999 of the Code, and no arrangement exists pursuant to which the Company will be required to “gross-up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(p)         The Company is not, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q)         The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or similar agreement.

(r)         The Company has provided or made available to Parent true, correct, and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since, or for any taxable period ending on or after, December 31, 2021.

(s)         The Company is not a party to or a partner in any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income Tax purposes. The Company does not and has never owned any direct, indirect or constructive interest in any entity constituting a controlled foreign corporation (within the meaning of Section 957 of the Code) or a passive foreign investment company (within the meaning of Section 1297 of the Code).

(t)         No Group Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the 2020 Tax Acts to temporarily reduce (or temporarily delay the due date of) otherwise applicable Tax payment obligations of the Company or its employees to a Governmental Entity.

Section 3.14         Real Property.

(a)         Section 3.14(a) of the Company Disclosure Schedules lists all of the real property owned (of record or beneficially) by the Company as of the date hereof (collectively, the “Owned Real Property”), including the record title holder (and beneficiary(ies), if applicable), common address, legal description and tax parcel identification number of such Owned Real Property. The Company has made available to Parent copies of the deeds and other instruments (as recorded), to the extent in the possession or control of the Company, by which the Company acquired the Owned Real Property and copies of all title insurance policies, opinions, abstracts and surveys material to the Owned Real Property and in the possession or control of the Company and relating to such Owned Real Property. With respect to the Owned Real Property: (i) the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except Permitted Liens; (ii) the Company has not assigned, transferred, conveyed, mortgaged, leased, licensed, deeded in trust or encumbered any interest in the Owned Real Property other than the Permitted Liens or to the extent set forth on the Section 3.14(a) of the Company Disclosure Schedules, nor has an agreement been entered into to do so; (iii) the Company is not in receipt of any written notice of default pursuant to any Liens and, to the Company’s Knowledge, no condition exists that is or could be a default by any party under any Liens. Without limiting the generality of the foregoing, but rather in furtherance and confirmation thereof, (i) except to the extent set forth on Section 3.14(a) of the Company Disclosure Schedules, the Owned Real Property is not subject to any license, lease or tenancy of any kind and there are no parties, other than the Company, occupying or with a right to occupy the Owned Real Property other than pursuant to immaterial arrangements entered into in the ordinary course of business; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase, lease or otherwise acquire any right, title or interest in any Owned Real Property or any portion thereof or interest therein. The Company’s title to the Owned Real Property is insured under one or more valid and reputable title insurance policies. The Company is not a party to any option or other contract to purchase any real property or interest therein.

(b)         Section 3.14(b) of the Company Disclosure Schedules lists all of the real property leased, subleased or otherwise occupied or used by the Company as of the date hereof (the “Leased Real Property,” and together with the Owned Real Property, collectively the “Real Property”), together with a true and complete list of all leases, lease guaranties, subleases, licenses, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments and modifications thereof in effect (each, a “Lease” and collectively, the “Leases”).

(c)         The Company has made available to the Parent a true and complete copy of each Lease. With respect to each such Lease: (i) such Lease is in full force and effect, valid, binding, and enforceable against the Company and, to the Company’s Knowledge, any other party thereof in accordance with its terms; (ii) such Lease constitutes the entire agreement to which the Company is a party with respect to the subject Leased Real Property; (iii) except as listed in Section 3.14(c) of the Company Disclosure Schedules, the Company has not assigned, sublet, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby, nor has an agreement been entered into to do so; (iv) except as listed in Section 3.14(c) of the Company Disclosure Schedules, the Company is not in receipt of any written notice of default pursuant to such Lease, no rent is past due and, to the Company’s Knowledge, no fact, circumstance or condition exists that is or could be a default by any party under such Lease or permit the termination or modification of or acceleration of rent under such Lease and no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vi) the Closing will not affect the enforceability against any Person with respect to such Lease or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as currently conducted and (vii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company. Without limiting the generality of the foregoing, but rather in furtherance and confirmation thereof, the Leased Real Property is not subject to any license, lease or tenancy of any kind (other than the Leases) and there are no parties, other than the Company, occupying or with a right to occupy the Leased Real Property.

(d)         All buildings, structures, improvements, fixtures, building systems, and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in all material respects in good condition and repair, ordinary wear and tear excepted, and are sufficient for the operation of the business of the Company as currently conducted. To the Company’s Knowledge, there are no material structural deficiencies or material latent defects affecting any of the Improvements and, to the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually, or in the aggregate, interfere in any material and adverse respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Real Property in the ordinary course of business. The Real Property constitutes all of the real property used, and necessary, in the conduct of the business of the Company. All buildings, fixtures, tangible personal property and leasehold improvements used in the business of the Company are located on the Real Property.

(e)         There are no Actions which are pending against the Owned Real Property or, to the Company’s Knowledge, pending against the Leased Real Property or threatened against the Real Property that could reasonably be expected to materially affect the continued use of the Real Property. There are no presently pending or, to the Company’s Knowledge, threatened Actions to (a) condemn, take or demolish the Owned Real Property or any part thereof, (b) declare the Owned Real Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Owned Real Property. There are no presently pending or, to the Company’s Knowledge, threatened special assessments affecting any part of the Owned Real Property. To the Company’s Knowledge, there are no presently pending or threatened Actions to (a) condemn, take or demolish the Leased Real Property or any part thereof, (b) declare the Leased Real Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property. To the Company’s Knowledge, there are no presently pending or threatened special assessments affecting any part of the Leased Real Property.

(f)         Neither the Real Property nor the use or occupancy thereof violates in any material respect any Law, Orders, covenants, conditions or restrictions related to the licensing and regulation under federal, state and local laws relating to the handling and disposal of hazardous waste or the safety and health of laboratory employees that are applicable to the Real Property used for manufacturing facilities.

Section 3.15         Intellectual Property.

(a)         The issued Patents, Patent applications, registered Marks, applications for registration of Marks, registered Internet domain names, registered Copyrights and applications for registration of Copyrights within the Company Intellectual Property are referred to collectively as the “Company Registered Intellectual Property” and are set forth on Section 3.15 of the Company Disclosure Schedules. No Company Registered Intellectual Property has expired or been cancelled or abandoned except at the expiration of the term of such rights. Each item of Company Registered Intellectual Property is in compliance with all applicable Laws and all filings, payments, and other actions required to be made or taken to maintain each such item have been made or taken.

(b)         The Company (i) exclusively owns all right, title, and interest in all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) has sufficient rights to all other Intellectual Property used in or necessary for the conduct of the business of the Company. All Company Intellectual Property is subsisting, valid, and to the Knowledge of the Company, is enforceable. All licenses granted by the Company to the Company Intellectual Property are non-exclusive and have been granted in the ordinary course of business.

(c)         All Intellectual Property owned, used or held for use by the Company immediately prior to the Closing Date shall be available for use by the Company immediately after the Closing Date on identical terms and conditions to those under which the Company owned, used or held for use such Intellectual Property immediately prior to the Closing Date. The Company is not subject to any action, order, or Contract that restricts in any manner the Company’s right to use, practice, distribute, provide, transfer, assign, or exploit any Company Intellectual Property.

(d)         The conduct of the business of the Company does not, in any material respect, infringe, violate or constitute misappropriation of, and has not in the last six years, materially infringed, violated or constituted misappropriation of, any Intellectual Property rights of any third Person. To the Knowledge of the Company, as of the date of this Agreement, except as set forth on Section 3.15(d) of the Company Disclosure Schedule, no third Person is materially infringing, violating, or misappropriating any Company Intellectual Property. There is no (and there has not, during the six years preceding the date of this Agreement, been any) pending claim or asserted claim in writing asserting that the Company has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property of any third Person (including any unsolicited demand or request from any Person to license any Intellectual Property) or that any Company Intellectual Property is invalid or unenforceable. The Company has taken commercially reasonable measures to protect the confidentiality of the Trade Secrets and other material confidential information of the Company and third-party confidential information provided to the Company that the Company is obligated to maintain in confidence. Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, there is no (and there has not, during the six years prior to the date of this Agreement, been any) pending claim by the Company against any third Person with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property or unenforceability or invalidity of any Intellectual Property.

(e)         Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of or under the direction or supervision of the Company (each, a “Contributor”) has executed a valid and enforceable written Contract providing for (A) the confidentiality and non-disclosure by such Contributor of all Trade Secrets and other confidential information of the Company and (B) the assignment by such Person (by way of present grant of assignment) to the Company of all right, title and interest in and to such Intellectual Property that the Company does not already own by operation of Law by virtue of such Contributor’s employment or engagement by the Company. To the Company’s Knowledge, no Contributor has breached or violated any such agreement. No current or former Contributors, founders, members, directors, officers, employees, contractors, consultants, or agents of the Company, and no governmental entity, university, college, or educational or research institution, owns any rights, title, or interest (whether or not currently exercisable) in or to any Company Intellectual Property.

(f)         All Company Products are, to the best of the Company’s Knowledge, free of any material defects, errors, bugs, or deficiencies, operate in compliance in all material respects with the Company’s contractual obligations and warranties with respect thereto, and operate in accordance in all material respects with all applicable specifications and documentation provided or made available by the Company with respect thereto.

(g)         No Trade Secrets of the Company have been disclosed, delivered, licensed or made available by the Company to any third Person who was not, as of the time thereof, an employee or contractor of the Company in connection with their performance of services for the Company and pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in an obligation for the Company to deliver, license or disclose any Trade Secrets of the Company to any third Person who is not, as of the date of this Agreement, an employee or contractor of the Company for the performance of such services and pursuant to a written confidentiality agreement.

(h)         Except as set forth on Section 3.15(h) of the Company Disclosure Schedule, the Company is not under any obligation to license any Intellectual Property to any (i) Governmental Entity because it has received funding to develop such Intellectual Property from a Governmental Entity, and no Governmental Entity has any right to restrict the sale, licensing, distribution or transfer of any Company Intellectual Property, or (ii) Person due to being a participant in any standards-setting, patent pool or similar organization.

(i)         The Company has not utilized any AI Technologies in connection with any Company Products.

Section 3.16       Information Technology. Except as disclosed on Section 3.16 of the Company Disclosure Schedules, the Company has implemented and, at all times, maintained and monitored reasonable and commercially customary technical, administrative and physical measures, including written policies and procedures and data security testing, designed to preserve and protect the confidentiality, availability, security and integrity of, and to protect against Security Incidents affecting, the Company IT Assets, Personal Data, and the Company Products. The Company has implemented and routinely tested, in a commercially reasonable manner, business continuity, disaster recovery, and data backup and storage procedures and plans relating to Company IT Assets and Personal Data. The Company IT Assets are adequate in all material respects for, and perform the functions necessary to carry on the conduct of the Company’s businesses, and, to the Company’s Knowledge, the Company IT Assets and the Company Products are free of Malicious Code. The Company has remediated all material risks, threats, and vulnerabilities identified in assessments, scans, penetration tests, or other analyses related to the Company or the Company IT Assets . Since January 1, 2022, the Company has experienced no material continued substandard performance, failure or other adverse event of the Company IT Assets that has caused any material disruption of or interruption in or to the use of the Company IT Assets and there are no material claims pending or, to the Knowledge of the Company, threatened against the Company with respect to the security, confidentiality, availability, or integrity of the Company IT Assets. The Company owns or has sufficient rights pursuant to a written Contract to access and use all Company IT Assets material to the conduct of the business of the Company.

Section 3.17         Privacy. Except as set forth on Section 3.17 of the Company Disclosure Schedules, (a) there are no (and since January 1, 2022 there have not been any) claims, actions, investigations, enforcement or regulatory proceedings or other allegations pending or, to the Knowledge of the Company, threatened against the Company relating to a violation of any Privacy Obligations, the Processing of Personal Data, or any Security Incidents (including related to any fines or other sanctions), (b) the Company has not notified or been required to notify any Person of any Security Incidents, (c) since January 1, 2022, there has been no Security Incident, and the Company is not aware of any circumstance that may reasonably result in a Security Incident, (d) the Company has complied, and since January 1, 2022, have been, and are, in compliance, with all Privacy Obligations in all material respects, and (e) the entry into the transactions contemplated by this Agreement, including any contemplated transfer of Personal Data to the Surviving Corporation or Parent in connection therewith, will not, in any material respect, result in a breach or violation of, or constitute a default under, any Privacy Obligations. The Company has contractually obligated all third parties that, on behalf of the Company, Process Personal Data or have access to Company IT Assets, to (i) comply with applicable Laws and (ii) protect and secure such Personal Data and Company IT Assets in a manner commercially reasonable under industry standards.

Section 3.18         Material Contracts.

(a)         Except as set forth in Section 3.18 of the Company Disclosure Schedules, the Company is not a party to or bound by any Contract (including all amendments thereto, and excluding any Company Benefit Plan (other than with respect to clauses (xiii) and (xiv) below) or Lease) that:

(i)           would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company;

(ii)         (A) contains material restrictions on the right of the Company (or after the Closing Date, the Surviving Corporation or Parent) (1) to compete or engage in any line of business with any Person in any geographic area anywhere in the world, (2) that limits the rights of such party to enter into any partner or similar agreements with third parties, or (3) that binds any such party through any customer non-solicitation or non-competition covenant; (B) that grants exclusivity or “most favored nation” protections or rights of first refusal, first offer or first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s suppliers); or (C) contains exclusivity obligations that materially limit the freedom or right of the Company (or, after the Closing Date, the Surviving Corporation or Parent), to develop, sell or distribute any products or services for any other Person;

(iii)         provides for the formation, creation, operation, management or control of any joint venture with a third party;

(iv)         is an indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract providing for indebtedness for borrowed money of the Company (other than indebtedness among the Company);

(v)         is a settlement, conciliation or similar Contract that would require the Company to pay any consideration after the date of this Agreement or that contains restrictions on the business and operations of the Company that are material to the business of the Company;

(vi)         (A) provides for the acquisition or disposition by the Company of any business or Person (whether by merger, sale of stock, sale of assets or otherwise) or (B) pursuant to which the Company acquired or will acquire any ownership interest in any other Person or other business enterprise, in each case, under which the Company has any earn-out or other contingent payment obligation, or indemnification obligation remaining to be performed as of the date hereof;

(vii)         obligates the Company to make any future capital investment or capital expenditure outside the ordinary course of business;

(viii)         prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or prohibits or requires the pledging of the capital stock of the Company;

(ix)         has resulted in payments by the Company of more than $50,000 in the aggregate for the 12 months ended December 31, 2025 (other than Contracts subject to clause (v) above);

(x)         has resulted in payments to the Company of more than $50,000 in the aggregate for the 12 months ended December 31, 2025;

(xi)         is a Collective Bargaining Agreement or similar agreement to which the Company is a party or by which the Company is bound;

(xii)         is with (A) each of the customers of the Company (the “Material Customers”) that (I) has resulted in payments to the Company in excess of $50,000 for the 12 months ended December 31, 2025 or (II) is anticipated by the Company, as of the date hereof, to result in payments to the Company in excess of $50,000 for the 12 months ending December 31, 2026; and (B) each of the top 20 largest vendors of the Company by dollar amount taken as a whole for the 12 months ended December 31, 2025 (the “Material Vendors”);

(xiii)         provides for (A) indemnification of any officer, director or employee by the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent, and other indemnification obligations imposed by the Company’s organizational documents or pursuant to applicable Law, or (B) accelerated vesting in connection with a change of control to the extent provided under existing equity award agreements (including as a result of any termination of employment in connection with or following a change of control) except as permitted under the Company’s equity plans and otherwise contemplated by this Agreement;

(xiv)         is a Contract that is for the employment or engagement of any (a) directors, (b) officers, (c) employees or independent contractors providing for annual base salary or payment in excess of $150,000, in each case of the Company, and (d) in each case, cannot be terminated with less than 30 days’ notice without incurring any liability or financial obligation;

(xv)	is a Government Contract;

(xvi)         (A) is between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding shares of the Company Common Stock, on the other hand, except for any Company Benefit Plan, or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act;

(xvii)         any Contract pursuant to which any Intellectual Property has been sold or assigned to the Company by a third Person, or is currently being licensed or otherwise conveyed or provided, or subject to a covenant not to sue, to the Company by a third Person, including Contracts for the development of Intellectual Property for the benefit of the Company;

(xviii)         any Contract pursuant to which any Intellectual Property has been sold or assigned to any Person by the Company, or is currently being licensed or otherwise conveyed or provided, or subject to a covenant not to sue, to any Person by or on behalf of the Company;

(xix)         any Lease; or

(xx)         provides for the development of material Intellectual Property for the benefit of the Company.

Each Contract required to be listed pursuant to clauses (i) — (xx) of this Section 3.18(a), and each Contract of the type described in clauses (i) — (xx) of this Section 3.18(a) that is entered into by the Company after the date of this Agreement, is referred to herein as a “Company Material Contract.”

(b)         True and correct copies of each Company Material Contract have been publicly filed prior to the date of this Agreement or otherwise have been made available to Parent prior to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, (i) the Company is not in breach of or default under the terms of any Company Material Contract, and (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, each Company Material Contract is a valid and binding obligation of the Company and is in full force and effect, subject to the Enforceability Exceptions.

(c)         To the Knowledge of the Company, since January 1, 2024 to the date hereof, the Company has not received any written or, to the Knowledge of the Company, oral notice from or on behalf of any Material Customer or Material Vendor indicating that such Person intends to terminate or not renew any Company Material Contract with such Person (except in accordance with the terms thereof).

Section 3.19        Government Contracts.   The Company has not (a) breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been, since January 1, 2022, suspended or debarred from bidding on governmental contracts by a Governmental Entity; (c) been, since January 1, 2022, audited or investigated by any Governmental Entity with respect to any Government Contract that resulted in any adverse finding with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract; (d) made, since January 1, 2022, any mandatory disclosure under FAR 52.203-13(b)(i) or any voluntary disclosure to any Governmental Entity with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Active Government Contract that remains unresolved; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or the Company’s failure to perform; (g) received any Government Contract based on the Company having small business status or other preferred bidder status afforded by statute or regulation since January 1, 2022; or (h) any Active Government Contracts payable on a cost-reimbursement basis. The Company has established and maintained adequate internal controls for compliance with its Government Contracts. Since January 1, 2022, all invoices and claims for payment submitted by the Company were current, accurate and complete as of their respective submission dates. There are no material outstanding claims or disputes between the Company, on the one hand, and any Governmental Entity or any prime contractor, on the other hand, arising under or relating to any of the Company’s Government Contracts.

Section 3.20         Insurance Policies.      The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company (taking into account the cost and availability of such insurance). Section 3.20 of the Company Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all currently effective insurance policies issued in favor of the Company (the “Company Insurance Policies”). (a) Each of the Company Insurance Policies is in full force and effect and all premiums due and payable thereon are not past due, and the Company is in compliance in all material respects with the terms and conditions of such Company Insurance Policies; and (b) the Company is not in breach or default under any Company Insurance Policy in any material respect, and, to the Company’s Knowledge as of the date hereof, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of such Company Insurance Policies. Since January 1, 2022, the Company has not received any written notice regarding any non-renewal, termination, invalidation or cancellation of any Company Insurance Policy, except for non-renewal notices generated because the applicable insurance provider has ceased insuring a particular product or for other reasons not specific to the Company, provided, that, in each such case the Company has obtained replacement insurance.

Section 3.21         Affiliate Party Transactions.   Except as set forth on Section 3.21 of the Company Disclosure Schedules, since January 1, 2022, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.22         Proxy Statement.   The Proxy Statement (a) will not, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, and (b) will, at the time of the Company Shareholder Meeting, comply in all material respects as to form with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; provided, that in the case of both clause (a) and clause (b), no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 3.23         Opinion of Financial Advisor.   The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders. It is hereby understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

Section 3.24         Finders or Brokers.   Except for the Company Financial Advisor, the Company has not employed or engaged any investment banker, broker or finder who would be entitled to any fee or any commission in connection with or on consummation of the Merger.

Section 3.25         Takeover Laws.   Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.10 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company (each, a “Takeover Law”) materially restricts the Company’s ability to enter into this Agreement, the Merger, or the other transactions contemplated hereby, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby and the Company Board has taken all necessary actions so that any restrictions on business combinations under any applicable “anti-takeover” Law will not in any material respect, impede the consummation of the Merger.

Section 3.26         Environmental Matters.         Except for such matters as would not reasonably be expected to be, individually or in the aggregate, material to the Company or as set forth on Section 3.26 of the Company Disclosure Schedules, (a) the Company is, and has been since January 1, 2022, in compliance with all Environmental Laws and the Company has not received any notice regarding any violation of, or any liability (contingent or otherwise) under, any Environmental Law; (b) there has been no release, storage, handling, manufacture, distribution, sale, treatment, arrangement for the disposal or disposal of, contamination by, or exposure of any Person to any Hazardous Substances that has given or would give rise to any liability (contingent or otherwise) for the Company under Environmental Laws; (c) there are no Actions pending or, to the Company’s Knowledge, threatened against the Company, and the Company has not received any notice, report or other information, in each case alleging any violation of, or Liability under, Environmental Laws; (d) there is no pending Order applicable to the Company or the Real Property, arising from any violation of Environmental Laws or any release of Hazardous Substances by the Company. The Company has furnished to Parent all environmental audits, reports and other material environmental documents (including, without limitation, Phase I environmental site assessment reports and Phase II reports) relating to the Company’s current properties, facilities or operations that are in its possession or under its reasonable control.

Section 3.27         Regulatory Matters.

(a)         Section 3.27(a) of the Company Disclosure Schedules sets for a true, complete and correct list of all material clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Entity (the “Regulatory Authorizations”), and held by the Company, to permit the conduct of its business as currently conducted. There are no other Regulatory Authorizations required for any Company Product in connection with the conduct of the business of the Company as currently conducted. The Company has filed with the applicable regulatory authorities all material required filings, notice, responses to notices, supplemental applications, declarations, listings, registrations, reports or submissions. All such filings, declarations, listings, registrations, reports or submissions (i) are, and were since filing, in compliance in all material respects with applicable Laws and all formal filing and maintenance requirements, and no deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, declarations, listing, registrations, reports or submissions, (ii) in good standing, valid and enforceable.

(b)         Any Company Product that is or has been researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, sold or otherwise commercialized in connection with the business of the Company or by or on behalf of the Company is in compliance in all material respects with all applicable Laws. The Company has not received any written notice or other communication from any Governmental Entity alleging any material violation of any Law. There are no actions against or affecting the business of the Company or any Company Product relating to or arising under any applicable Laws. The Company has made available to Parent complete and correct copies of all Regulatory Authorizations and regulatory dossiers relating thereto, and all other Governmental Entity communications, documents and other information submitted by the Company to or received by the Company from any Governmental Entity, including inspection reports, warning letters and similar documents, relating to the Company, the conduct of the business of the Company, or any Company Product.

Section 3.28         Indebtedness. Section 3.28 of the Company Disclosure Schedules contains a true, correct and complete list of all Indebtedness of the Company as of the date hereof.

Section 3.29         Transaction Expenses. Section 3.29 of the Company Disclosure Schedules contains a good faith estimate of the fees and expenses of the Company Financial Advisor and any other investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby that are (a) accrued but unpaid through the date of this Agreement; (b) payable conditioned upon the consummation of the Merger and (c) reasonably expected to be incurred from the date of this Agreement through the Effective Time, and such estimates are based upon information provided to the Company by the respective Person.

Section 3.30         No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub, or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or Merger Sub. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 4 or in any other Transaction Document, none of Parent, Merger Sub nor any Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the correspondingly numbered Section or subsection of the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) or any other Section or subsection of the Parent Disclosure Schedules to the extent that the relevance to such representation or warranty in this Article 4 is reasonably apparent on the face of such disclosure, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1         Qualification, Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 4.2         Authority; Enforceability.

(a)         Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors (or equivalent governing body) of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole shareholder of Merger Sub.

(b)         Except for the adoption of this Agreement by Parent, as the sole shareholder of Merger Sub (which such adoption will occur immediately following the execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No vote of the equityholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

(c)         This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3         Consents and Approvals; No Violation.

(a)         The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent or Merger Sub to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger with the Department of State of the State of Minnesota, (ii) compliance with the applicable requirements of the Exchange Act, (iii) compliance with the rules and regulations of Nasdaq Capital Market, and (iv) any consents, approvals or authorizations which are required only because of facts and circumstances specific to the Company (the foregoing clauses (i) through (iv), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         Assuming compliance with the matters referenced in Section 4.3(a) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, approval, notice, amendment, modification, termination, cancellation or acceleration of any material obligation, under any Contract, instrument, permit, concession, franchise, right or license binding on Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4         Proxy Statement; Other Information.  None of the information supplied by or on behalf of Parent or Merger Sub concerning Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of the Company or any of its Affiliates for inclusion or incorporation by reference therein.

Section 4.5         Finders or Brokers.  Neither Parent nor Merger Sub has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or merger Sub in connection with or on consummation of the Merger or the other transactions contemplated hereby.

Section 4.6         No Parent Vote or Approval Required; Performance.  No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger. Parent has, and at Closing will have, adequate financial resources to consummate the Merger and perform its obligations under this Agreement, including the payment of the Merger Consideration and any related fees and expenses.

Section 4.7         No Other Representations or Warranties; No Reliance.  Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 or in any other Transaction Document, none of the Company or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, merger Sub or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 and or in any other Transaction Document, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, Merger Sub or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article 3 or in any other Transaction Document, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.

Section 4.8         Ownership of Company Common Stock.  Neither Parent nor any of its Affiliates owns any shares of Company Common Stock.

Section 4.9         Merger Sub.  Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.

ARTICLE 5

INTERIM OPERATION OF BUSINESS

Section 5.1         Conduct of Company Business During Pendency of Merger.

(a)         From and after the date of this Agreement and prior to earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law), (ii) with the prior written consent of Parent, (iii) as may be expressly required by this Agreement or (iv) the Company will use reasonable best efforts to (A) conduct its business in all material respects in the ordinary course of business consistent with past practices, (B) preserve intact in all material respects its existing business organization and business relationships (including its relationships with Governmental Entities, customers, partners, suppliers, creditors, licensors, licensees, lessors and other Persons with which it has significant business dealings), and (C) preserve and maintain a consolidated amount of unrestricted cash and cash equivalents of the Company of at least $10,250,000 at all times during the ten (10) Business Day period immediately prior to Closing; provided, that solely for purposes of determining compliance with this Section 5.1(a)(C), there shall be added back and credited to the Company’s cash and cash equivalents the amount of fees, expenses and obligations (collectively, the “Credited Transaction Expenses”), to the extent actually paid by the Company on or prior to the Closing Date (including payments made contemporaneously with the Closing on the Closing Date), the following:

(i)       fees and expenses of legal counsel to the Company (including Holland & Hart LLP and Gilligan Benefit Law (as counsel to the ESOP trustee) and accounting fees (including Boulay PLLP), in an aggregate amount not to exceed $274,000;

(ii)       fees and expenses of the Company Financial Advisor, in an aggregate amount not to exceed $225,000;

(iii)       transaction retention and service compensation set forth on Section 3.29 of the Company Disclosure Schedules, in an aggregate amount not to exceed $195,000; and

(iv)       the Company’s potential sales tax obligations as described in Section 3.13(c) of the Company Disclosure Schedules, in an aggregate amount not to exceed $172,000;

        Provided further that the aggregate amount of all Credited Transaction Expenses shall not exceed $850,000.00 (the “Credited Expense Cap”) and amounts, if any, in excess thereof shall not be added back for purposes of this Section 5.1(a)(C) and subject to the credit provided by this Section 5.1(a)(C) but shall not constitute a breach of this Section 5.1(a)(C).

(b)         From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which consent, solely with respect to Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(ix), Section 5.1(b)(x)(1), Section 5.1(b)(xxii) and Section 5.1(b)(xxvii), shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or contemplated by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedules, the Company:

(i)         will not declare, set aside, make, authorize, set a record date for, or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company);

(ii)         will not adjust, split, subdivide, repurchase, redeem, combine or reclassify any of its capital stock or other ownership or equity or equity-based interests in the Company, or any rights, warrants or options to acquire any such shares or interests (other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards outstanding as of the date of this Agreement upon the vesting, settlement or sale thereof in satisfaction of Tax withholding obligations or, in the case of Company Options outstanding as of the date of this Agreement, in payment of the exercise price thereof in accordance with the existing terms of such Company Equity Award) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as may be permitted by Section 5.1(b)(vii);

(iii)       except as required under the existing terms of a Company Benefit Plan, and except as disclosed in Section 3.29 and Section 5.1(b)(iii) of the Disclosure Schedules or set forth in this Agreement, will not (A) increase or decrease the compensation or other benefits payable or provided to the current or former independent contractors, directors or employees of the Company, (B) enter into any employment, change of control, severance or retention agreement or other compensation or benefit agreement with any current or former employee of the Company (except for at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with new hires of employees in the ordinary course of business (provided that such hires are otherwise permitted by this Agreement), (C) enter into any independent contractor or consulting agreement or other compensation or benefit agreement with any current or former independent contractor, of the Company (except for independent contractor or consulting agreements that are terminable without liability on no more than 30 days’ notice), (D) grant any new change of control, severance, retention, or pension benefits in respect of, or accelerate (or commit to accelerate) the funding, vesting or payment of any compensation or benefit for, any current or former independent contractor, director or employee of the Company, (E) grant any new equity or equity-based compensation or benefits in respect of any current or former independent contractor, director or employee of the Company, or (F) enter into, adopt, amend, terminate or increase the coverage or benefits available under any Company Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), other than contributions required by Law and other than the acceleration of the vesting of issued and outstanding Company Options or RSUs;

(iv)       except as permitted by Section 5.1(b)(iv) of the Company Disclosure Schedule, will not (A) hire or engage any Person, (B) promote any (1) officers or (2) employees or independent contractors, or (C) terminate the employment or engagement of any officer, employee or independent contractor other than in the ordinary course of business or for cause;

(v)       will not materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or any SEC rule or policy or applicable Law;

(vi)       will not adopt any amendments to the Company’s certificate of incorporation or bylaws or any other similar organizational document;

(vii)       will not issue, sell, assign, pledge, transfer, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership or equity or equity-based interests in the Company or any securities convertible into, exercisable for, exchangeable or measured by reference to for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as required by the express terms of any such Company Equity Award outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards outstanding on the date hereof in accordance with the terms of such Company Equity Award, and (B) any Permitted Liens;

(viii)       will not to, incur, amend, refinance, prepay, assume, guarantee or become liable for, any Indebtedness in excess of $50,000;

(ix)       will not to, collectively sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of its Subsidiaries, in each case in excess of $15,000 individually or $50,000 in the aggregate, other than (A) sales of the Company’s products or services in the ordinary course of business, (B) non-exclusive licenses of Company Intellectual Property that are permitted by clause (xxii) of this Section 5.1(b), and (C) dispositions of surplus or obsolete equipment in the ordinary course of business;

(x)       will not: terminate, modify, assign, amend or expressly waive any claims, benefits or rights under any Company Material Contract in any material respect in a manner that is adverse to the Company except for expirations of Company Material Contracts in accordance with their terms or (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

(xi)       will not to, settle, pay, discharge or satisfy any pending or threatened Action involving (A) the payment of monetary damages by the Company or any of its Subsidiaries or (B) any equitable or other non-monetary remedy;

(xii)       will not, collectively make or authorize any capital expenditures other than capital expenditures (A) not in excess of $15,000 individually or $50,000 in the aggregate or (B) as otherwise contemplated by the capital expenditure budget set forth in Section 5.1(b)(xii) of the Company Disclosure Schedules;

(xiii)       will not adopt or enter into a plan or arrangement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xiv)       will not (A) make or change any entity Tax classification election or other Tax election, (B) surrender any claim for a refund of Taxes, (C) enter into any closing agreement with respect to Taxes, (D) file any amendment to a Tax Return, (E) settle or compromise any Tax Liability or any audit or proceeding relating to Taxes, (F) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), or (G) knowingly fail to pay any Tax that becomes due and payable (including estimated tax payments);

(xv)       will not to make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or material assets or division thereof, in each case, except for (A) purchases of inventory and supplies in the ordinary course of business or pursuant to existing Contracts in effect as of the date hereof; or (B) capital expenditures that are permitted under Section 5.1(b)(xii));

(xvi)       will not negotiate, enter into, adopt, extend, amend or terminate or agree to any Collective Bargaining Agreement or similar agreement with any labor organization;

(xvii)       will not recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company;

(xviii)       will not implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions, in each case, that would reasonably be expected to implicate notification requirements pursuant to the WARN Act;

(xix)       will not expressly waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company;

(xx)       will not engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xxi)       will not make any loans, advances or capital contributions to, or investments in, any other Person;

(xxii) will not dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise), or otherwise sell, assign, transfer, license, abandon, permit to lapse or otherwise dispose of or subject to any Lien (or in the case of Trade Secrets, disclose), any Company Intellectual Property that is material to the business of the Company other than non-exclusive licenses of Intellectual Property granted by the Company in the ordinary course of business;

(xxiii)       will not enter into any new material line of business;

(xxiv)       will not disclose, make available, deliver, or license or place into escrow, any source code owned by the Company with respect to Software that is material to the business of the Company;

(xxv)       will not modify in any material respect any of its policies related to Privacy Obligations, or any administrative, technical or physical safeguards related to privacy or data security in any way that materially diminishes the privacy or security of Personal Data or the Company IT Assets;

(xxvi)       will not (A) purchase any real property; (B) enter into any new lease agreement with respect to real property that is not leased by the Company as of the date hereof; or (C) with respect to any Lease in effect on the date hereof, (1) expressly waive, release, assign, or sublease any material rights or claims thereunder, (2) amend or modify in any material respect the terms thereof, (3) except as set forth on Section 5.1(b)(xxvi) of the Company Disclosure Schedules, terminate such Lease (other than as a result of expiration of the then-existing term), (4) extend the term thereof, as in effect on the date hereof, or (5) grant any express waiver or give any express consent thereunder;

(xxvii)       will not incur (A) greater than $25,000 in legal costs or expenses in any calendar month, other than legal costs or expenses solely relating to the transactions contemplated by this Agreement or (B) together with all such fees and expenses incurred prior to the date of this Agreement, fees and expenses of the Company Financial Advisor and any other investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby in excess of $500,000);

(xxviii)       will not organize, form, or otherwise acquire any Subsidiary; and

(xxix)       will not authorize, commit or agree to, or to enter into any agreement, in writing or otherwise, to take any of the foregoing actions.

(c)       Nothing contained in this Section 5.1 or elsewhere in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in Section 5.1(a) and Section 5.1(b), the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1       No Solicitation.

(a)       No Solicitation or Negotiation. Subject to the terms of Section 6.1(b) from the execution of this Agreement to the earlier to occur of the Termination Date and the Effective Time, the Company will, and will cause its Affiliates and Representatives to, cease and cause to be terminated any discussions or negotiations with any Persons and their Representatives other than Parent and its Representatives with respect to any Alternative Acquisition Proposal, promptly request the prompt return or destruction of all non-public information concerning the Company theretofore furnished to any Person who entered into a confidentiality agreement with respect to its consideration of an Alternative Acquisition Proposal other than Parent (and its Representatives), cease providing any further information with respect to the Company or any Alternative Acquisition Proposal to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room other than, in each case, Parent (and its Representatives). Subject to the terms of Section 6.1(b), from the execution of this Agreement to the earlier to occur of the Termination Date and the Effective Time, the Company will not, and will not instruct, authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (ii) furnish to any such Person (other than to Parent or any designees of Parent) any non-public information relating to the Company or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (v) negotiate or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Acquisition Proposal, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the date of this Agreement until the earlier of (x) the date on which the Company Shareholder Approval is obtained and (y) the Termination Date, the Company will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law. The receipt by the Company or its Representatives of an unsolicited inquiry or proposal shall not, by itself, constitute a breach of this Section 6.1.

(b) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 6.1 (but subject to the provisos in this Section 6.1(b)), at any time from the date hereof until the Company’s receipt of the Company Shareholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including its financial advisor and outside legal counsel), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Alternative Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 6.1, and otherwise facilitate such Alternative Acquisition Proposal or assist such Person (and its Representatives) with such Alternative Acquisition Proposal (in each case, if requested by such Person); provided, that prior to and as a condition precedent to taking such actions, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to or result in a Superior Proposal and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 6.1(b) would be inconsistent with its fiduciary duties pursuant to applicable Law; provided, further, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)       No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 6.1(d), at no time after the date hereof may the Company Board (or a committee thereof):

(i)       (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Alternative Acquisition Proposal; (C) following the public announcement of an Alternative Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five Business Days after Parent so requests in writing; (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within five Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Alternative Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 6.1(d) will, in and of itself, constitute a Recommendation Change; or

(ii)        (ii)       cause or permit the Company to enter into an Alternative Acquisition Agreement.

(d)       Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:

(i)       the Company Board (or a committee thereof) may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 6.1(c)(i) only in response to any material event or development or material change in circumstances with respect to the Company that was (A) not actually known to, or reasonably foreseeable to, the Company Board as of the date of this Agreement (or if known or reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement), which became known to the Company Board after the date of this Agreement but prior to the Company Shareholder Approval; and (B) does not relate to (a) any Alternative Acquisition Proposal; (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account); or (c) any change resulting primarily from a breach of this Agreement by the Company (each such event, an “Intervening Event”), if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1)       the Company has provided prior written notice to Parent at least four Business Days in advance (an “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) (A) so determined; and (B) resolved to effect a Recommendation Change pursuant to this Section 6.1(d)(i), which notice will specify the applicable Intervening Event in reasonable detail and the rationale for the Recommendation Change; and

(2)       prior to effecting such Recommendation Change, the Company and its Representatives, during such Intervening Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby proposed by Parent, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material changes to the facts and circumstances relating to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(d)(i) with respect to such new written notice (it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be three Business Days); or

(ii)       if the Company has received a bona fide written Alternative Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may prior to the time the Company Shareholder Approval is obtained effect a Recommendation Change with respect to such Alternative Acquisition Proposal, if and only if:

(1)       the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(2)       the Company and its Representatives have complied in all material respects with their obligations pursuant to this Section 6.1 with respect to such Alternative Acquisition Proposal, and the Alternative Acquisition Proposal did not, directly or indirectly, principally arise out of a material breach of this Section 6.1; and

(3)       (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide written Alternative Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Recommendation Change, including the identity of the Person or “group” of Persons making such Alternative Acquisition Proposal, the status of material discussions relating to such Alternative Acquisition Proposal, the material terms and conditions thereof and unredacted copies of such Alternative Acquisition Proposal and all written requests, proposals, offers, agreements and other relevant documents (including all financing commitments) relating to such Alternative Acquisition Proposal provided by the Person or “group” of Persons making such Alternative Acquisition Proposal or any of its Representatives; (ii) prior to effecting such Recommendation Change, the Company and its Representatives, during the Notice Period, must have (A) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (B) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Alternative Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any change to the form or amount of consideration or any other material revisions, updates or supplements to such Alternative Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and (iii) at the end of the applicable Notice Period, the Company Board (or a committee thereof) concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other Transaction Documents proposed by Parent) that such Alternative Acquisition Proposal remains a Superior Proposal and that failing to effect a Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.

(e)       Notice. From the date of this Agreement until the Termination Date, the Company will promptly (and, in any event, within 24 hours) after receipt thereof by the Company notify Parent in writing if any inquiries, offers or proposals that constitute, or that would reasonably be expected to lead to or result in, an Alternative Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Alternative Acquisition Proposal, or that would reasonably be expected to lead to or result in an Alternative Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals; and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed on a prompt basis of any material developments (including all amendments or proposed amendments, whether or not in writing, and unredacted copies of any written documentation reflecting such modification or proposed modification) regarding any Alternative Acquisition Proposals and any material discussions or negotiations thereof.

(f)       Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 6.1; or (iv) making any disclosure to the shareholders of the Company (including regarding the business, financial condition or results of operations of the Company) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 6.1, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Recommendation Change other than in accordance with Section 6.1(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof), to the extent required by Law, that solely describes the Company’s receipt of an Alternative Acquisition Proposal, the identity of the Person making such Alternative Acquisition Proposal, and the material terms of such Alternative Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof), expressly reaffirms the Company Recommendation in such public statement.

(g)       Breach by Representatives. The Company agrees that any breach of this Section 6.1 by any Representative of the Company will be deemed to be a breach of this Section 6.1 by the Company.

Section 6.2       Notices. Unless prohibited by applicable Law, the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, (b) any Actions commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, and (c) in the case of the Company, any event, development, change, effect, fact, circumstance or occurrence that would reasonably be expected to have a Company Material Adverse Effect or is reasonably likely to result in any of the conditions set forth in Section 2.2 not being able to be satisfied prior to the End Date; provided that the delivery of any notice pursuant to this Section 6.2 will not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.2 will not be taken into account for purposes of determining whether the condition referred to in Section 2.2(b)(ii) or Section 2.2(c)(ii), respectively, will have been satisfied with respect to performance in all material respects with this Section 6.2.

Section 6.3       Company Shareholder Approval.

(a)       The Company will prepare and use its reasonable best efforts to file with the SEC the preliminary Proxy Statement within five Business Days after the date hereof (but in no event later than ten (10) Business Days), and will provide periodic updates to Parent as to timing and status of preparation and filing. Parent will reasonably cooperate and consult with the Company in the preparation of the Proxy Statement and will use reasonable best efforts to furnish all information concerning Parent and Merger Sub that is required by the Exchange Act in connection with the preparation of the Proxy Statement within the timeframe requested by the Company (which timeframe shall, in each case, not be less than 24 hours). Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company will provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response, and the Company will consider in good faith any comments proposed by Parent or its counsel; provided, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent or its counsel from and after any Recommendation Change permitted pursuant to Section 6.1(d). The Company will respond promptly to any comments from the SEC or the staff of the SEC with respect to the Proxy Statement (or any amendment or supplement thereto). The Company will notify Parent promptly upon the receipt of any comments or substantive communications (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and will, to the extent permitted by applicable Law, supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement; provided, that the Company shall not be obligated to provide such notice or supply such information from and after any Recommendation Change permitted pursuant to Section 6.1(d). The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act. If at any time prior to the Company Shareholder Meeting (or any adjournment or postponement thereof), (i) any information provided by Parent to the Company relating to Parent or Merger Sub or any of their respective officers or directors, is discovered by Parent (solely with respect to information relating to Parent or Merger Sub or any of their respective officers or directors) or (ii) the Company discovers that the Proxy Statement otherwise contains information that, in each case, (A) has become false and misleading and (B) the correction of which would require, in accordance with the Exchange Act, that an amendment or supplement to the Proxy Statement be filed with the SEC, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then either Parent or the Company, as applicable, will promptly notify the other Party of such discovery, and the Company will promptly file an amendment or supplement to the Proxy Statement to correct such information and, to the extent required by applicable Law, disseminate such Proxy Statement to the shareholders of the Company; provided, that except in connection with a Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company and filed with the SEC unless the Company will have provided Parent and its counsel with a reasonable opportunity to review and comment on such amendment or supplement, and the Company will consider in good faith any comments thereon proposed by Parent or its counsel. The Company will cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable (and in no event more than four Business Days) after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement, the “Clearance Date”).

(b)       The Company will (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as reasonably practicable after the date hereof and (ii) subject to the terms of Section 6.1(d), take all action reasonably necessary in accordance with applicable Law (including the MBCA), Nasdaq Capital Market requirements and the certificate of incorporation and bylaws of the Company to set a record date for, duly give notice of, convene and hold a meeting of its shareholders following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”) as soon as reasonably practicable following the Clearance Date and, subject to the terms of Section 6.3(c), in any event no later than 45 days following the date on which the definitive Proxy Statement is first mailed to the Company’s shareholders. Once established, the Company will not change the record date for the Company Shareholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise required by applicable Law (including any requirement of Law in connection with any rescheduling, postponement or adjournment of the Company Shareholder Meeting that is permitted hereunder). Unless the Company will have made a Recommendation Change in accordance with Section 6.1(d), the Company will include the Company Recommendation in the Proxy Statement and will solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval at the Company Shareholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement).

(c)       The Company will reasonably cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders. The Company may adjourn or postpone the Company Shareholder Meeting (i) as required by applicable Law, including any order or a request from the SEC or its staff (as determined in good faith by the Company Board, after consultation with its outside legal counsel), (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required under applicable Law to be filed and disseminated within a reasonable amount of time in advance of the Company Shareholder Meeting, (iii) if as of the time that the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting (it being understood that the Company may not postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (iii) without Parent’s prior written consent), (iv) if the Company reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained (it being understood that the Company may not postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (iv) without Parent’s prior written consent), (v) if requested by Parent in order to allow additional time for the solicitation of votes in order to obtain the Company Shareholder Approval (it being understood that the Company will not be required to postpone or adjourn the Company Shareholder Meeting for more than 20 calendar days in total pursuant to this clause (v)), or (vi) with the prior written consent of Parent. Without the prior written consent of Parent, the adoption of this Agreement will be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement) that the Company will propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.

(d)       As soon as practicable after notice of the Company Shareholder Meeting is delivered to the shareholders of the Company, the Company will request that the Trustee take all necessary action required by the ESOP plan document and in accordance with Section 409(e)(3) of the Code to conduct a pass-through vote of the ESOP Participants to direct the Trustee to vote the shares owned by the ESOP and allocated to the plan accounts of ESOP Participants either in favor of or against the transactions contemplated by this Agreement (the “ESOP Vote”). In no event will Parent, the Company or any other Company shareholder be entitled to receive any information identifying how any individual ESOP Participant directed the Trustee to vote the shares allocated to such participant’s account in the ESOP. The Company will further request the Trustee provide to Parent for review, reasonably in advance of the ESOP Vote, but in any event at least ten (10) Business Days prior to distribution thereof to the ESOP Participants, all materials in addition to the Proxy Statement prepared by the Company and approved by the Trustee proposed to be disclosed to the ESOP Participants in connection with the ESOP Vote, and Company shall incorporate any comments reasonably proposed by Parent with respect to any portion of such materials that discusses the terms of this Agreement or the transactions contemplated hereby. Company and the Trustee shall take all actions necessary to comply with voting requirements of the ESOP, Section 409(e) of the Code and applicable Law for the required approvals of the consummation of the transactions contemplated by this Agreement.

Section 6.4       General Efforts to Complete Merger. Subject to the terms and conditions set forth in this Agreement (including any different standard set forth herein with respect to any covenant or obligation of any Party), each of the Parties hereto will use its reasonable best efforts to take (or cause to be taken) all actions, and promptly do (or cause to be done), and to assist and cooperate with the other Party or Parties in doing (or causing to be done) all things, in each case that are necessary, proper or advisable under applicable Laws or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (subject to the terms of this Agreement) and in any event prior to the End Date, including (i) delivering all required notices and using reasonable best efforts to obtain all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”), including the Company Approvals and the Parent Approvals, in each case, from Governmental Entities, and making all necessary registrations and filings and using reasonable best efforts to obtain approvals, clearances or waivers from, or to avoid an action or proceeding by, any Governmental Entity, (ii) using reasonable best efforts to obtain, upon the request of Parent, all necessary Consents from counterparties to any of the Company Material Contracts listed on Section 3.4(b) of the Company Disclosure Schedules, (iii) Parent shall use its reasonable best efforts to obtain or cause any financing necessary to be funded at or prior to Closing, (iv) defending any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or actions taken by the Company, Parent, Merger Sub or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby, including by resisting, appealing, and using reasonable best efforts to obtain consent pursuant to, resolve or lift, as applicable, any injunction or other Order enjoining or prohibiting the consummation of the Merger, and (v) executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated by this Agreement; provided, however, that in no event will the Company or Parent or any of its Subsidiaries be required to pay (and without the consent of Parent, the Company will not pay or agree to pay) prior to the Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.

Section 6.5       ESOP Matters. Parent shall cause the Company to undertake the following and to communicate with the Trustee about these items:

(a)       ESOP Amendment. The Company’s Board will take all requisite action to amend and terminate the ESOP (the “ESOP Amendment”), subject to the Closing and effective as of and concurrent with the Closing, to (i) provide that the ESOP no longer is an “employee stock ownership plan” within the meaning of Section 4975 of the Code, is no longer required or allowed to be invested in Company Securities and is converted to a profit sharing plan; (ii) prohibit distributions (other than as required by the ESOP plan document or ERISA) to any participant or beneficiary in the ESOP (each an “ESOP Participant”) prior to the date of the Company’s receipt of the IRS Determination (as defined below) in excess of seventy-five percent (75%) of the fully vested ESOP Participant account balances associated with the payment received by the ESOP at Closing; (iii) to permit distributions to ESOP Participants only in the form of cash and no longer in the form of Company Securities; (iv) provide that the ESOP will be frozen for purposes of eligibility and participation under the ESOP as of the Closing Date; and (v) fully vest all ESOP Participant account balances as of the Closing Date, and, (vi) provide for the termination of the ESOP effective immediately following the Closing. The pass-through voting materials distributed to ESOP Participants will include both the proxy statement contemplating the approval of the transactions contemplated hereby and a summary of the ESOP Amendment. Prior to the adoption of the ESOP Amendment, the Company will make the ESOP Amendment available to Parent for Parent’s review and comment.

(b)       IRS Determination. The Company will promptly submit an application on Form 5310 to obtain from the Internal Revenue Service a written determination that the ESOP and its related trust (including the ESOP Amendment) is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code as of the termination date of the ESOP and shall take any additional action reasonably necessary to facilitate the termination and winding up the ESOP, including the adoption of any amendments reasonably necessary to maintain the tax qualified status of the ESOP, the tax-exempt status of the ESOP trust, and to enable the Internal Revenue Service to issue the favorable determination.

(c)       Communications to Trustee. With respect to the ESOP plan, the Company will use commercially reasonable efforts to keep the Trustee apprised of the status of any communications with, and inquiries or requests for additional information from, the Internal Revenue Service, the United States Department of Labor or any ESOP participant.

(d)       Form 5500. The Company will file “Form 5500 Annual Return/Report of Employee Benefit Plan” relating to the ESOP within the time period specified by applicable Law until the year that includes the complete liquidation of the ESOP.

(e)       The amount of $10,000 constituting a fixed fee for all professional fees and expenses associated with preparing, submitting and obtaining the IRS Determination shall have been delivered by the Company from its cash on hand to Holland & Hart LLP as ESOP counsel not less than two (2) days prior to Closing. The costs of normal plan administration for the ESOP, including any annual audits required under ERISA, for periods following the Closing shall be paid by the ESOP trust to the extent permitted by Law.

(f)       The Trustee shall have entered into an agreement pursuant to which the Trustee agrees to serve in that capacity until the complete liquidation of the ESOP and the filing of the final Form 5500 with respect to the ESOP.

Section 6.6       Interim Access to Company. The Company will, and will cause its Representatives to, afford to Parent and to its Representatives reasonable access, as is necessary in connection with the consummation of the Merger and the other transactions contemplated hereby, and other integration and transition planning relating thereto, during normal business hours, on reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s officers, employees and other personnel, properties, contracts, commitments, and books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Alternative Acquisition Proposal or Superior Proposal; provided that the Company may provide the access required by this Section 6.6 by electronic means if physical access is not reasonably feasible; provided, further, that Parent and its Representatives will conduct any such activities in a manner as not to interfere unreasonably with the operations of the Company. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company will not be required to afford such access or furnish such information if and to the extent it (i) would (based on the advice of counsel) jeopardize the protection of any attorney-client privilege, work product doctrine or other applicable privilege or Trade Secret protection to the Company, (ii) would result in the disclosure of any information in connection with any litigation or similar dispute between the Parties hereto, (iii) such information is not readily available to the Company, or (iv) would (based on the advice of counsel) constitute a violation of any applicable Law; provided that with respect to information withheld pursuant to clauses (i) through (iv), the Company will give notice to Parent of the fact that it is withholding such information or documents and inform Parent as to the general nature of the information or documents being withheld, and thereafter the Company will use its commercially reasonable efforts to make substitute arrangements to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate the foregoing clauses (i) or (iv) (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby will be deemed to be “Confidential Information,” as such term is used in, and will be treated in accordance with, the Confidentiality Agreement; provided that the definition of “Associated Persons” in paragraph 1.2 of the Confidentiality Agreements will be deemed to include any potential debt or equity financing sources of Parent or Merger Sub.

Section 6.7       No Employment Commitments. Without limiting the generality of Section 8.12, the provisions of this Section 6.7 are solely for the benefit of the Parties to this Agreement, and (i) no current or former director, employee or consultant or any other person will be a third-party beneficiary of this Agreement, (ii) nothing herein will be construed as an amendment to, or the establishment, modification or termination of, any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose, (iii) nothing herein will alter or limit Parent’s, the Company’s or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, and (iv) nothing herein will confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 6.8       Indemnification and Insurance.

(a)       Each of Parent and the Surviving Corporation will, to the fullest extent provided in the governing and organizational documents of the Company as in effect on the date hereof, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former (in each case, as of the Effective Time) director and officer of the Company (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Proceeding”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company), whether asserted or claimed prior to, at or after the Effective Time, in all cases solely to the extent such indemnification is provided in the governing and organizational documents of the Company as in effect on the date hereof. In the event of any such Proceeding, Parent and the Surviving Corporation will cooperate with the Indemnified Party in the defense of any such Proceeding, provided that the Surviving Corporation will have the ultimate right to control any Proceeding for which it is required to indemnify any Indemnified Party (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto). Each Indemnified Party will be entitled to retain their own counsel, whether or not the Surviving Corporation elects to control the defense of any such Proceeding.

(b)       For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the organizational documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(c)       At or prior to the Effective Time, the Company shall purchase a six-year prepaid “tail” policy(s), which shall be effective as of the Closing Date, on the Company’s current policies of directors’ and officers’ liability insurance on terms and conditions that are not less advantageous to the Indemnified Parties as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the aggregate cost of such “tail” policy will not exceed 200% of the last annual premium paid by the Company prior to the date of this Agreement (the “Maximum Premium”) in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase the greatest coverage available for the Maximum Premium. Parent and the Surviving Corporation will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party will have any further obligation to purchase or pay for insurance hereunder.

(d)       The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or the Surviving Corporation, any other indemnification arrangement, the MBCA or otherwise. The provisions of this Section 6.8 will survive the consummation of the Merger for a period of six years and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and shall not be amended, terminated or modified in such a manner as to materially adversely affect any Indemnified Party to whom this Section 6.8 applies without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8). Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to, or in substitution for, any such claims under any such policies.

(e)       In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume all of the obligations set forth in this Section 6.8.

Section 6.9       Takeover Statute. If any Takeover Law will become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors will use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. Nothing in this Section 6.9 will be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 6.10       Public Announcements. Parent and the Company agree to issue an initial joint press release announcing this Agreement, the Merger and the transactions contemplated hereby in a form mutually agreed upon by the Parties. Prior to the issuance of any subsequent press release or other public statement or comment relating to this Agreement (including any proposed termination hereof) or the transactions contemplated hereby, the Company, Parent and Merger Sub will consult with each other and provide each other with the opportunity to review and comment on any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, and will not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law, SEC regulation or by obligations pursuant to any listing agreement with or continued listing standards of any national securities exchange; provided, however, that the restrictions in this Section 6.10 will not apply (a) to any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Recommendation Change by the Company Board, (b) to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business, (c) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby, or (d) made by the Company or Parent, Merger Sub or their respective Affiliates in response to questions by the press, analysts, investors, employees or those participating in investor calls or industry conferences so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.10.

Section 6.11       Stock Exchange Removal From Trading; Exchange Act Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part (including in accordance with applicable Laws and rules and policies of the Nasdaq Capital Market and the SEC) to cause the removal from trading of the Company Common Stock from the Nasdaq Capital Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.12       Rule 16b-3. Prior to the Effective Time, the Company will take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13       Shareholder Litigation. Prior to the Effective Time, the Company will keep Parent reasonably informed of the status of (including by promptly providing copies of all pleadings with respect thereto), and cooperate reasonably with Parent in connection with, any shareholder demand, Action or other proceeding (including class action or derivative claims) asserted, commenced or threatened against the Company, on behalf of or in the name of or otherwise involving the Company, its Affiliates or its and its Affiliates’ directors or officers relating, directly or indirectly, to this Agreement, the Merger or the other transactions contemplated by this Agreement (such litigation, “Shareholder Litigation”). Without limiting the generality of the foregoing, the Company will (a) give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim, (b) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Shareholder Litigation, and (c) not compromise or settle, or agree to compromise or settle, any Shareholder Litigation or claim arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Shareholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Shareholder Litigation, which the Company and its counsel will consider in good faith. For the avoidance of doubt, any Action related to Dissenting Shares will be governed by Section 1.4(d).

Section 6.14       Director Resignations. Prior to the Closing, the Company will use reasonable best efforts deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations will be effective at the Effective Time.

Section 6.15       Lease Termination. Prior to the Closing, the Company will use reasonable best efforts to terminate the Leases set forth on Section 6.15 of the Company Disclosure Schedules; provided, that, the Company shall not be required to pay any amounts to the applicable landlord as a fee, settlement, penalty or otherwise, in exchange for the landlord’s agreement to any such termination. All termination agreements or other documents related to such terminations shall be in a form reasonably acceptable to Parent, and any amount payable in connection with any termination of any such Lease shall be subject to the prior written consent of Parent.

Section 6.16       Tax Matters.

(a)       The Parties agree that for U.S. federal and applicable state and local income tax purposes the Merger shall be treated as a taxable sale of the Company Common Stock by the shareholders of the Company to Parent in exchange for the Merger Consideration pursuant to Section 1001 of the Code (and corresponding provisions of applicable Law). Each Party shall file all Tax Returns and take positions in a manner consistent with such treatment, and no Party shall take any position that is inconsistent with such treatment, except as required by applicable Law.

(b)       In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company allocable to the portion of such Straddle Period ending the Closing Date shall be determined as follows: (a) in the case of Taxes imposed on or calculated by reference to income, gain, receipts, sales, use, payment of wages, or other identifiable transactions or events, all such Taxes that would be payable if the taxable period ended on and included the Closing Date and (b) in the case of all other Taxes (including but not limited to real, personal, or intangible property taxes, franchise taxes, or capital stock or net worth taxes), all such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period.

(c)       All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving the Company will be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.

(d)       Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Company (including the provision of reasonably relevant records or information), including the preparation and filing of Tax Returns and elections, and the defense of any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall be limited to providing reasonably requested information and records and shall not require any Party to waive any privilege, incurring material costs, or take positions contrary to Law.

ARTICLE 7

TERMINATION OF AGREEMENT

Section 7.1 Termination or Abandonment. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Effective Time, whether before or after any approval by the shareholders of the Company of the matters presented in connection with the Merger:

(a)       by the mutual written consent of the Company and Parent;

(b)       by either the Company or Parent, if:

(i)        the Effective Time will not have occurred on or before June 30, 2026, subject to right of Company to extend such period by 30 days upon delivery of written notice in the event any regulatory approval from any Governmental Entity has been sought and remains pending (the “End Date”); provided, however, that this Agreement may not be terminated by a Party pursuant to this Section 7.1(b)(i) if such Party’s actions or failure to act materially contributed to the failure to satisfy the conditions to such Party’s obligation to consummate the Merger under this Agreement on or before the End Date or to consummate the Merger on or before the End Date and, in any such case, such actions or failures to act constitute a breach of such Party’s covenants or other obligations required to be performed at or prior to the Effective Time under this Agreement;

(ii)       any Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, entered or enforced (A) an injunction or similar Order that permanently enjoins, prohibits, restrains or makes illegal the consummation of the Merger, and such injunction or Order will have become final and non-appealable or (B) any Law that prohibits, restrains or makes illegal the consummation of the Merger; provided, however, that this Agreement may not be terminated by a Party pursuant to this Section 7.1(b)(ii) if such Party’s actions or failure to act materially contributed to the enactment, issuance, promulgation, entry or enforcement of such Law, injunction or Order and, in any such case, such actions or failures to act (1) constitute a breach of such Party’s covenants or other obligations under this Agreement, or (2) constitute a failure to comply with its obligations under Section 6.4; or

(iii)       the Company Shareholder Meeting (including any adjournments or postponements thereof) will have been held and been concluded and the Company Shareholder Approval has not been obtained;

(c)       by the Company:

(i)       if Parent or Merger Sub will have breached any of their respective representations or warranties or failed to perform any of their covenants or other agreements under this Agreement, in any such case where such breach or failure to perform (A) would result in, and be the primary cause of, a failure of a condition set forth in Section 2.2(a) or Section 2.2(c) and (B) cannot be cured by the End Date or, if curable by such date, is not cured within the earlier of (1) 30 days following the Company’s delivery of written notice to Parent of such breach or failure to perform and (2) the End Date; provided, however, that the Company will not have a right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in breach of any of its representations, warranties, agreements or covenants in this Agreement such that Parent would be entitled to terminate pursuant to Section 7.1(d)(i); or

(ii)      if (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been and continue to be satisfied or waived at the time the Closing is required to have occurred pursuant to Section 2.1 (other than those conditions that by their nature are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)), (B) Parent fails to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 2.1 and (C) the Company has, at least three Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.1(c)(ii), irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing, and Parent and Merger Sub have not consummated the Closing (but subject to such conditions being capable of being satisfied at the Closing) by the end of such three-Business Day period.

(d)       by Parent:

(i)       if the Company will have breached any of its representations or warranties or failed to perform any of its covenants or other agreements under this Agreement, in any such case where such breach or failure to perform (A) would result in, and be the primary cause of, a failure of a condition set forth in Section 2.2(a) or Section 2.2(b) and (B) cannot be cured by the End Date or, if curable by such date, is not cured within the earlier of (1) 30 days following Parent’s delivery of written notice to the Company of such breach or failure to perform and (2) the End Date; provided, however, that Parent will not have a right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, agreements or covenants in this Agreement such that the Company would be entitled to terminate pursuant to Section 7.1(c)(i); or

(ii)       prior to receipt of the Company Shareholder Approval, if the Company Board effects a Recommendation Change.

Section 7.2       Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, the terminating Party will forthwith give written notice thereof to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement will terminate, and the transactions contemplated hereby will be abandoned, without further action by any of the Parties hereto. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that, subject to the limitations set forth in Section 7.3: (i) no such termination will relieve any Party of its obligation to pay the Company Termination Fee, Parent Expense Reimbursement or the Parent Termination Fee, if, as and when required pursuant to Section 7.1; (ii) no such termination will relieve any Party for liability for such Party’s fraud or willful and material breach of any covenant or obligation contained in this Agreement prior to its termination, which liability will not be subject to any limitation on damages or liability contained elsewhere in this Agreement (in which case the aggrieved Party will be entitled to all rights and remedies available at law or in equity); and (iii) the Confidentiality Agreements, this Section 7.2, Section 7.3 and all of Article 8 (to the extent applicable after a termination of this Agreement) will survive the termination hereof.

Section 7.3       Termination Fees.

(a)       Company Termination Fee. If (i) if this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or (ii) (A) after the date of this Agreement, an Alternative Acquisition Proposal becomes publicly known or is otherwise known to the Company Board prior to the Company Shareholder Meeting and is affirmatively determined by the Company Board to constitute a Superior Proposal, (B) this Agreement is terminated pursuant to Section 7.1(b)(iii), and (C) concurrently with or within 3 months after such termination, the Company will have (1) consummated such Alternative Acquisition Proposal (substituting for purposes of this Section 7.3(a)(iii)(C) in the definition thereof “50%” for “20%” and “80%” in each place each such phrase appears) or (2) entered into a definitive agreement providing for any Alternative Acquisition Proposal (substituting for purposes of this Section 7.3(a)(iii)(C) in the definition thereof “50%” for “20%” and “80%” in each place each such phrase appears), then, in each case, the Company will pay to Parent or Parent’s designee(s), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or such designee, a fee of $1,000,000 in cash (the “Company Termination Fee”). The payment of any Company Termination Fee will be made concurrently with (and as a condition to) such termination in the case of clause (i) above, within three Business Days after such termination in the case of clause (ii) above, or on the earlier of (x) the execution of a definitive agreement with respect to an Alternative Acquisition Proposal and (y) the consummation of such Alternative Acquisition Proposal in the case of clause (iii) above (it being understood and agreed that in no event will the Company be required to pay the Company Termination Fee on more than one occasion). In addition to any Company Termination Fee that is payable pursuant to this Section 7.3(a), if (I) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or (II) this Agreement is terminated pursuant to Section 7.1(b)(iii) or Section 7.1(d)(i) then, in each case, the Company will pay to Parent or Parent’s designee(s), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or such designee an amount equal to the Parent Expenses actually incurred as of the date of such termination of this Agreement which in no event shall exceed $300,000 (the “Parent Expense Reimbursement”). The payment of the Parent Expense Reimbursement will be made by the Company within one Business Day following the delivery to the Company by Parent of a calculation of the Parent Expense Reimbursement amount (it being understood and agreed that in no event will the Company be required to pay the Parent Expense Reimbursement on more than one occasion). On the payment by the Company of the Company Termination Fee and Parent Expense Reimbursement as and when required by this Section 7.3(a), none of the Company or its former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives will have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 7.2. Notwithstanding the foregoing, this Section 7.3(a) will not relieve the Company from liability for fraud or willful and material breach of this Agreement.

(b)       Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), then Parent will pay, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $1,000,000 in cash (the “Parent Termination Fee”). The payment of any Parent Termination Fee will be made within three Business Days of such termination (it being understood that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion). On the payment by Parent of the Parent Termination Fee as and when required by this Section 7.3(b), none of Parent, Merger Sub or their respective former, current or future officers, directors, partners, stockholders, shareholders, managers, members, Affiliates and Representatives will have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives. Notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee shall not be the sole and exclusive remedy of the Company in the event Parent fails to consummate the Closing when required under this Agreement and this Section 7.3(b) will not relieve the Parent from liability for fraud or willful and material breach of this Agreement.

(c)       Acknowledgements. Each of the Parties acknowledges that the agreements contained in Section 7.3 are an integral part of this Agreement and that, without Section 7.3, such Party would not have entered into this Agreement. Accordingly, if (i) a Party fails to pay any amount due when such amount becomes due pursuant to Section 7.3 (such Party, the “Defaulting Party”), (ii) in order to obtain such payment, the other Party (the “Non-Defaulting Party”) commences an Action with respect to the Defaulting Party’s failure to pay an amount due pursuant to Section 7.3, and (iii) the Non-Defaulting Party is the prevailing party in such Action, the Defaulting Party will pay to the Non-Defaulting Party all of the Non-Defaulting Party’s reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection with such action), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made, plus 2%, or a lesser rate that is the maximum rate permitted by applicable Law. Each Party further acknowledges that neither the Parent Termination Fee, on one hand, nor the Company Termination Fee nor the Parent Expense Reimbursement, on the other hand, will constitute a penalty but is liquidated damages, in a reasonable amount that will compensate the Company, Parent and/or Merger Sub, as applicable, in the circumstances in which the Parent Termination Fee, on one hand, or the Company Termination Fee and Parent Expense Reimbursement, on the other hand, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Each Party further acknowledges that the right to receive the Parent Termination Fee on one hand, or the Company Termination Fee and the Parent Expense Reimbursement, on the other hand, will not limit or otherwise affect a Party’s right to specific performance as provided in Section 8.5; provided that in no event will any Party be entitled to receive both (i) specific performance and (ii) payment of the Parent Termination Fee, on one hand, or the Company Termination Fee and Parent Expense Reimbursement, on the other hand.

(d)       Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting Parent’s rights to specific performance expressly set forth in Section 8.5, if this Agreement is terminated under circumstances in which the Company Termination Fee and Parent Expense Reimbursement, as applicable, are payable and Parent is paid the Company Termination Fee and Parent Expense Reimbursement, as applicable, from the Company pursuant to this Section 7.3, the Company Termination Fee, Parent Expense Reimbursement, as applicable, and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(c) will, subject to Section 8.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Related Parties against the Company and any of its former, current or future general or limited partners, holders of equity, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties will have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing will relieve the Company of its obligations under Section 6.10. Notwithstanding the foregoing, this Section 7.3(d) will not relieve the Company from liability for fraud or willful and material breach of this Agreement.

(e)       Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting the Company’s rights to specific enforcement expressly set forth in Section 8.5, in any circumstances in which this Agreement is terminated and the Company is paid the Parent Termination Fee pursuant to this Section 7.3, the Parent Termination Fee will, subject to Section 8.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company Related Parties against any of Parent, Merger Sub, or any of their respective former, current or future direct or indirect general or limited partners, holders of equity, controlling Persons, direct or indirect equity holders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, counsel, financial advisors, auditors, representatives, agents or any their respective assignees or successors or any former, current or future direct or indirect general or limited partner, holder of equity, controlling Person, direct or indirect equity holder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, counsel, financial advisor, auditor, representative, agent, assignee or successor of any of the foregoing (collectively, excluding Parent and Merger Sub, the “Parent Related Parties”) for any cost, expense, loss, or other monetary damages suffered as a result of, or arising from or otherwise in connection with (i) this Agreement or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, (ii) the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, (iii) any breach (including any willful and material breach) or failure to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise or (iv) any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Transaction Related Matters”); provided, however, that this Section 7.3(d) will not relieve any Parent Related Party for any liability for any breach of any Confidentiality Agreement. Except as expressly provided in this Article 7, none of Parent, Merger Sub, or the Parent Related Parties will have any liability or obligation relating to or arising out of or in connection with any Transaction Related Matters, and none of the Company nor any other Company Related Party will seek or be entitled to seek or recover any damages or seek or be entitled to any remedy, whether based on a claim at Law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with any Transaction Related Matters; provided that (x) the foregoing will not limit the rights of the Company to specific performance in accordance with Section 8.5 and (y) in no event will the Company be entitled to receive both specific performance, on the one hand, and payment of the Parent Termination Fee or any other any monetary damages, on the other hand.

(f)       Except for claims against the parties to a Confidentiality Agreement for breaches thereof in accordance with the terms thereof (the “Permitted Claims”), this Agreement may only be enforced against, and all actions or claims (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to any Transaction Related Matters may only be made against (and are those solely of) the entities that are expressly identified as Parties hereto, and, except for Permitted Claims, none of the Parent Related Party will have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise). In no event will the Company or any of the Company Related Parties, and the Company agrees not to and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or make any claims in respect of any Transaction Related Matters against or seek to recover monetary damages from, any Parent Related Party (other than in respect of Permitted Claims).

ARTICLE 8

MISCELLANEOUS

Section 8.1       Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2       Expenses. Except as set forth in Section 6.5 or Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the Party incurring or required to incur such expenses.

Section 8.3       Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which will be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.

Section 8.4       Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger or the other transactions contemplated by this Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Company Board and matters that are specifically required by the MBCA in connection with the Merger shall be governed by the laws of the State of Minnesota. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.4 in the manner provided for notices in Section 8.7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 8.5       Specific Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that unless and until this Agreement is validly terminated in accordance with Section 7.1, the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Parties will be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement on the terms and subject to the conditions in this Agreement. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 8.5, and (ii) payment of the Parent Termination Fee or monetary damages if, as and when required pursuant to this Agreement, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance on the one hand, and payment of the Parent Termination Fee or monetary damages, on the other hand. Notwithstanding the foregoing, specific performance shall not be available to Parent if Parent has failed to fund the Merger Consideration or is otherwise unable to consummate the Closing due to a financing failure. Parent acknowledges and agrees that its obligation to consummate the Closing is not conditioned on the availability of financing.

Section 8.6       WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7       Notices. Any notice or other communication required to be given hereunder will be sufficient if in writing, and sent by email, by overnight delivery service (with proof of service) (“Overnight Delivery”), or by hand delivery, addressed as follows:

To Parent or Merger Sub:

Steute Industrial Controls, Inc.
c/o Battery Ventures

One Marina Park Drive, Suite 1100
Boston, MA 02210

Attention: Jesse Feldman

Email: jesse@battery.com

with a copy (which will not constitute notice) to:

TCF Law Group, PLLC
101 Federal Street
Suite 1900

Boston, MA 02110
Attention: Neil McLaughlin

Email: nmclaughlin@tcflaw.com

To the Company:

Electro-Sensors, Inc.

6111 Blue Circle Drive

Minnetonka, MN 55343

Attention: David Klenk

Email: dklenk@electro-sensors.com

with a copy (which will not constitute notice) to:

Holland & Hart LLP

555 17th Street
Suite 3200

Denver, CO 80202

Attention: George H. Singer

Email: ghsinger@hollandhart.com

or to such other address as a Party will specify by written notice so given, and such notice will be deemed to have been delivered (a) when sent by email (so long as no transmission error is received), (b) on proof of service when sent by Overnight Delivery, or (c) on personal delivery in the case of hand delivery. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 8.7. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8       Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party or Parties; provided that Parent and Merger Sub will have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) from and after the Effective Time in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source or any other lender pursuant to the terms of any Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Debt Financing; provided that no such assignment pursuant to clause (b) or (c) will relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 8.9       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction; provided, that the Parties intend that the remedies and limitations contained in Section 7.3(e), Section 7.3(f) and Section 8.5 be construed as an integral provision of this Agreement and as such, this Agreement cannot be construed without such sections. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

Section 8.10       Confidentiality. The Parties hereby agree that the terms of that certain Mutual Non-Disclosure Agreement, dated as of October 23, 2025, by and between the Company and Battery Management Corp. (the “Confidentiality Agreement”) will remain in full force and effect.

Section 8.11       Entire Agreement. This Agreement (including the Annex hereto, but not the Company Disclosure Schedules or Parent Disclosure Schedules, which do not form a part of this Agreement but operate upon the terms of this Agreement as provided herein), the Support Agreements, the Option Cancellation Agreements and the Confidentiality Agreement (collectively, the “Transaction Documents”) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 8.12       No Third-Party Beneficiaries. Except for (a) the provisions of Article 1 and Article 2 (which, from and after the Effective Time, will be for the benefit of holders of the Company Common Stock (including Company Equity Awards) as of immediately prior to the Effective Time solely with respect to their right to receive the Merger Consideration, Vested Company RSU Consideration, as applicable and, in each case, in accordance with the terms and conditions of this Agreement), (b) Section 6.8 (which, from and after the Effective Time, will be for the benefit of the Indemnified Parties), (c) the rights of the Company Related Parties set forth in Section 7.3(d), (d) the rights of the Parent Related Parties set forth in Section 7.3(e), (e) notwithstanding anything to the contrary contained herein, the rights of the Debt Financing Sources and Lender Related Parties set forth in Section 7.3(e), Section 8.8 and this Section 8.12 and (f) the provisions of the last sentence of Section 6.5(b) (which will be for the benefit of the express beneficiaries thereof), this Agreement is not intended to, and will not, confer upon any Person (other than the Persons expressly parties to this Agreement) any rights or remedies hereunder.

Section 8.13       Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after receipt of the Company Shareholder Approval, if any such amendment or waiver will by applicable Law or in accordance with the rules and regulations of the Nasdaq Capital Market require further approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.14       Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and will be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.15       Interpretation. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” means “and/or.” The phrase “ordinary course of business” will be construed to mean “ordinary course of business, in a manner consistent with past practice.” All references herein to “$” or “dollars” will be to U.S. dollars. All references herein to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any specific Law defined or referred to herein or in any schedule that is referred to herein means such Law as from time to time amended and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, such references will be deemed to refer to such law, as amended, and any rules or regulations promulgated thereunder, in each case, as of such date). Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Burwell” virtual data room hosted at Dropbox maintained by or on behalf of the Company or (B) delivered electronically to Parent, Merger Sub or their respective Representatives, in each case, at least two Business Days prior to the date of this Agreement.

Section 8.16       Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Within one Business Day following the execution of this Agreement, Parent will provide the Company with a true, accurate and complete copy of its written consent to adopt this Agreement (by consent in lieu of a meeting).

[SIGNATURE PAGES FOLLOW]

The Parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

STEUTE INDUSTRIAL CONTROLS, INC.

By:	/s/ Martin Kunz
Name:	Martin Kunz
Title:	Authorized Person

STEUTE BURWELL, INC.

By:	/s/ Martin Kunz

Name:	Martin Kunz
Title:	Authorized Person

ELECTRO-SENSORS, INC.

By:	/s/ David L. Klenk
Name:	David L. Klenk
Title:	President

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“2020 Tax Acts” means (a) The Families First Coronavirus Response Act (Pub. L. 116-127), (b) the CARES Act, (c) The Paycheck Protection Program (PPP) Flexibility Act of 2020 (H.R. 7010), and (d) any executive order or memorandum issued by the President of the United States with respect to the deferral of any payroll tax obligations and, in each case, includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof, or (ii) executed, delivered and effective after the date hereof, in either case containing customary provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential; provided, however, that (x) with respect to clause (ii), the provisions contained therein relating to the confidential treatment of information and the use thereof are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Acquisition Proposal), and (y) with respect to each of the foregoing clauses (i) and (ii), that such agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with Section 6.1(e) or that otherwise prohibits the Company from complying with the provisions of Section 6.1(e).

“Accrued Taxes” means the sum of (a) the amount of all unpaid Taxes of the Company; provided that the following shall apply: (i) all Taxes that are accrued (or should be accrued) for the Pre-Closing Tax Period shall be included, (ii) such Taxes shall be computed on a jurisdiction-by-jurisdiction and Tax-by-Tax basis (with no amount for any Tax in any jurisdiction being less than zero), without taking into account any deferred Tax assets, without reduction for any accruals or reserves established or required to be established under GAAP for contingent Taxes or with respect to uncertain Tax positions, and by treating any deferred revenue or prepaid income received or arising in any Pre-Closing Tax Period as subject to Tax in such applicable period (without regard to such deferral), (iii) such Taxes shall be computed in a manner consistent with the accounting methodologies and past practices of the Company, and (iv) any income expected to be recognized in a taxable period (or portion thereof) ending after the Closing Date by reason of any of the conditions described in Section 3.13(i) will be treated as recognized in a Pre-Closing Tax Period; and (b) without duplication of any item in the foregoing clause (a), any Taxes expected to arise in any taxable period (or portion thereof) ending after the Closing Date in respect of any item of income or gain or expense (including compensation expense) that has economically accrued as of the Closing Date; any Taxes expected to arise any change in any method of accounting made prior to the Closing with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local, or non-U.S. Law) (provided that any change of accounting method that would be triggered by the Merger will be treated as occurring in a Pre-Closing Tax Period); and any deferral pursuant to any provision of the 2020 Tax Acts.

“Action” means a claim, counterclaim, charge, inquiry, action, suit, complaint, audit, investigation, arbitration or proceeding, whether civil, criminal or administrative.

“Active Government Contract” means a Government Contract that, as of the date of this Agreement, has not been closed out under the procedure of the Governmental Entity responsible for administering the Government Contract.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, joint, unitary or similar group under state, local or non-U.S. Tax Law).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that, respect to Parent and Merger Sub, none of the portfolio companies (as such term is used in the private equity industry) controlled, whether directly or indirectly, by Parent or any of its Affiliates shall be deemed to be an Affiliate of Parent or Merger Sub.

“AI Technologies” means any deep learning, machine learning, large language model, or other artificial intelligence technologies, including algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms, or reinforcement learning.

“Alternative Acquisition Proposal” means any offer, proposal or indication of interest made by any Person or group of Persons (other than Parent or Merger Sub or their respective Affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, as a result of which the shareholders of the Company immediately prior to such transaction would cease to own at least eighty percent (80%) of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the direct or indirect acquisition by any Person of assets constituting or accounting for more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company, or (iii) the direct or indirect acquisition by any Person of more than twenty percent (20%) of the outstanding shares of Company Common Stock or securities representing more than twenty percent (20%) of the total voting power of the Company.

“Beneficial Ownership Certification” means a certification regarding the beneficial ownership required by 31 C.F.R. § 1010.230.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Boston, Massachusetts or New York, New York are authorized by Law or executive order to be closed.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union works council, labor organization, or other employee representative.

“Company Benefit Plans” means all independent contractor, employee or director compensation or benefit plans, programs, Contracts, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any superannuation, bonus, incentive, equity, or equity-based, deferred compensation, retirement, termination indemnity, welfare, post-employment welfare, profit-sharing, vacation, stock purchase, stock option, severance, transition, employment, consulting, retention, change of control, tax gross-up, fringe benefit or other compensation or benefit plan, Contract, policy, arrangement, program or agreement (other than any Multiemployer Plan, or any other plan or program required by statute that is maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law), in each case that are sponsored, maintained or contributed to by the Company to which the Company is a party, or with respect to which the Company has any Liability.

“Company Common Stock” means the Common Stock, $0.10 par value, of the Company.

“Company Equity Awards” means, collectively, the Company Options and the Company RSUs.

“Company Equity Plan” means the Company’s 2013 Equity Incentive Plan, as in effect as of the date hereof.

“Company Financial Advisor” means Lake Street Capital Partners.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.

“Company IT Assets” means the computer systems, Software and Software platforms, hardware, electronic data processing and telecommunications networks, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, the Company in connection with the operation of the business of the Company.

“Company Material Adverse Effect” means any fact, circumstance, event, change, occurrence, effect or development that (A) individually or taken together with all other facts, circumstances, events, changes, occurrences, effects or developments, has or would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of the Company or (B) would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the Company to satisfy the conditions precedent to the Merger, or consummate the Merger and the other transactions contemplated by this Agreement prior to the End Date, but, with respect to clause (A) only, will not include facts, circumstances, events, changes, occurrences, effects or developments relating to or resulting from (a) changes in general economic or political conditions or the securities, equity, credit or financial markets, (b) any decline in the market price or trading volume of the Company Common Stock (provided that the facts and circumstances underlying any such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (c) general conditions or changes or developments in the industries in which the Company operate, (d) changes in Law or the interpretation or enforcement thereof, (e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby (provided that this clause (e) will not apply to any representation or warranty set forth in Section 3.4(a) or Section 3.4(b) or the related condition to Closing), (f) the identity of Parent or any of its Affiliates as the acquiror of the Company, (g) any act of civil unrest, mass protest, political instability, political election, insurrection, civil disobedience, war, terrorism, military activity, sabotage, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (h) any hurricane, tornado, flood, earthquake, natural disasters or acts of God, (i) any pandemic, epidemic or disease outbreak or other comparable events, (j) changes in GAAP or the interpretation or enforcement thereof, (k) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions or (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof) or (l) any tariffs that become effective after the date of this Agreement; except, with respect to the foregoing clauses (a), (c), (d), (g), (h), (i), (j) and (l), if the impact thereof is disproportionately adverse to the Company relative to the operations of other participants operating in the industries in which the Company operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Options” will mean each compensatory option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plan.

“Company Products” means all products and services, including those used for material handling and process control applications including, without limitation, machine monitoring sensors and hazard monitoring sensors marketed, made commercially available, sold, licensed, distributed, provided, supported or maintained by the Company or from which the Company has derived revenue within the past three years or is currently deriving revenue from the sale, license, distribution or provision thereof.

“Company RSU” will mean each restricted stock unit granted pursuant to the Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Securities” means, collectively, the Company Common Stock and the Company Equity Awards.

“Contract” means any legally binding, contract, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, commitment, agreement or other obligation.

“Environmental Law” means any Law relating to (a) pollution or the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) public or worker health or safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each Person treated at any relevant time as a single employer with the Company pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“ESOP” means the Electro-Sensors, Inc. Employee Stock Ownership Plan and Trust.

“ESOP Determination” means, as memorialized by a written certificate from the Trustee to Parent, the determination by the Trustee, in the sole exercise of his fiduciary discretion under ERISA and in accordance with the applicable provisions of ERISA, that (a) the consummation of the transactions contemplated by this Agreement are prudent, in the best interests of the ESOP participants (and beneficiaries) and for the purpose of providing benefits to the ESOP participants (and beneficiaries); (b) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view and (c) the consideration to be provided to the ESOP in connection with the transactions contemplated hereby is not less than “adequate consideration” as defined in Section 3(18) of ERISA.

“ESOP Securities” means shares of Company Securities held by the ESOP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization, Good Standing, Power and Subsidiaries), Section 3.3 (Authority and Enforceability), Section 3.4(b)(i) (Consents and Approvals; No Violation), Section 3.11 (Employee Benefits Matters), Section 3.13 (Tax Matters),.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Contract” means (a) any Contract entered into between Company and a Governmental Entity, and (b) any subcontract (at any tier) of the Company with another entity that holds either a prime Contract with such Governmental Entity or a subcontract (at any tier) under such a prime Contract. For clarity, any task, delivery or other order under any government-wide acquisition vehicle, indefinite-delivery or indefinite-quantity, or blanket purchase type Government Contract will not be deemed a separate contract but will be deemed a part of the Government Contract (including a prime contract) under which such order was placed.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality or on behalf of any such public organization.

“HIPAA” means the Health Insurance Portability and Accountability Act (Public Law No. 104–191 (104th Cong.) (Aug. 21, 1996)), and any implementing regulation amendment thereof.

“Hazardous Substance” means any substance for which liability or standards of conduct may be imposed under Environmental Law or that is listed, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous (or words of similar meaning and regulatory effect) under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, mold, odor, lead-based paint, noise, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“Indebtedness” of the Company means, without duplication: (a) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) all Liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout, seller notes, indemnities, post-closing purchase price true-ups or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation), which are required to be classified and accounted for under GAAP as Liabilities; (c) all Liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (d) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a)-(c) above to the extent of the obligation secured; (e) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; (f) any Accrued Taxes; (g) any declared but unpaid dividends or distributions, or amounts owed to the Company’s securityholders or their Affiliates; (h) any unforgiven obligations under any government loan assistance program; (i) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (h) above, (j) all guarantees by such Person of any Liabilities of a third party of a nature similar to the types of Liabilities described in clauses (a)-(i) above, to the extent of the obligation guaranteed, and (k) the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any of the foregoing (whether paid or payable before, at, or following the Closing).

“Intellectual Property” means any and all intellectual property rights existing anywhere in the world, including: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, slogans, corporate names, trade names, and other indicia of origin, and all applications and registrations therefor (this clause (b), collectively, “Marks”); (c) Internet domain names, (d) works of authorship, copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (this clause (d), collectively, “Copyrights”); (e) trade secrets and industrial secret rights, inventions (whether or not patentable), know-how, ideas, methods, techniques, specifications, designs, algorithms, source code, confidential or proprietary business or technical data or information (clause (e), collectively, “Trade Secrets”), (f) social media accounts, and (g) any other intellectual property rights, in each case together with all goodwill associated therewith and in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section A-I of the Parent Disclosure Schedules after having made reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Section A-I of the Company Disclosure Schedules after having made reasonable inquiry.

“Law” means any federal, state, local, or municipal statute, law (including common law), act, ordinance, regulation, rule, code, Order, or principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Lease” means all leases, subleases, or licenses applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including amendments, modifications, supplements, exhibits, schedules, addenda, notices, consents, waivers and restatements thereto and thereof.

“Liability” or “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means a lien, mortgage, pledge, security interest, charge or other encumbrance of any kind or nature whatsoever, but excluding any restrictions or limitations under any securities Laws.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq Capital Market” means the Nasdaq Capital Market.

“Order” means any order, writ, decree, determination judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Parent Expenses” means all out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement, the other agreements and documents contemplated hereby, and the transactions contemplated hereby and thereby.

“Permitted Lien” means (a) any Lien for current Taxes or governmental assessments, charges or claims not yet due and payable, (b) any Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) any Lien that is an entitlement, permit, license, utility easement or right of way, or zoning, building or other land use regulation imposed or promulgated by any Governmental Entity having jurisdiction over any of the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon, (d) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (e) any Lien that secures indebtedness (i) in existence on the date of this Agreement and set forth on Section A-II of the Company Disclosure Schedules or (ii) not prohibited by Section 5.1(b)(ix), (f) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (h) any Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, (i) any Lien that will be released at or prior to the Closing, (j) any Lien that is an easement, declaration, covenant, condition, reservation, right-of-way, restriction, encroachment, servitude, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases and other charge, instrument or encumbrance of record with respect to any Leased Real Property which do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon, (k) any Lien arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (l) statutory or contractual Liens in favor of lessors arising in connection with any Lease which (i) are not the result of delinquent payments and (ii) do not or would not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon, (m) any Lien created under federal, state or foreign securities Laws, (n) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, (o) exceptions from title insurance policies or title commitments with respect to any Owned Real Property, (p) non-exclusive licenses of Intellectual Property, or (q) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate. Except for clauses (e) and (p), no other clause set forth in the foregoing will apply to Intellectual Property.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Data” will mean data or information that (a) relates to an identifiable individual or (b) is defined as “personal data,” “personal information,” or “personally identifiable information” or a similar term under applicable Law.

“Privacy Obligations” means, to the extent applicable to the Company, all (a) applicable Laws (including, to the extent applicable, the General Data Protection Regulation (EU) 2016/679 and the California Consumer Privacy Act), (b) written policies of the Company, (c) industry standards applicable to the business of the Company to which the Company adheres or holds itself out as adhering to (including, if applicable, the PCI DSS) and (d) contractual requirements or obligations, that in each case of clauses (a) – (d): pertain to privacy or the Processing or security of Personal Data (including any security breach notification requirements).

“Process” and its cognates means any operation or set of operations with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” under applicable Privacy Obligations.

“Representatives” means, with respect to any Person, its Affiliates, directors, officers, employees, financial advisors, financing sources, attorneys, accountants, consultants, agents, advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended. “SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means (a) any actual or reasonably suspected unauthorized, unlawful or accidental loss of, damage to, access to, acquisition of, use, alteration, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Personal Data or other sensitive or confidential data (including Trade Secrets), or (b) any damage to, or unauthorized, unlawful or accidental access to, theft of, or use of, any Company IT Asset.

“Software” means software and computer programs, whether in source code or object code form, and including (a) software implementations of algorithms, models, and methodologies, firmware, and application programming interfaces, and (b) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of  its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide written Alternative Acquisition Proposal substituting in the definition thereof “80%” for “20%” in each place each such phrase appears, made by a third party that (a) did not result from a breach of Section 6.1 and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Company Board considers to be appropriate (including after taking into account (i) all legal, regulatory and financial aspects of the proposal (including prospects for completing such proposal), the identity of the Person making the Alternative Acquisition Proposal and the likelihood that such Alternative Acquisition Proposal will be consummated in accordance with its terms, and (ii) any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 6.1(d)(ii)), to be more favorable from a financial point of view to the Company and its shareholders (in their capacity as such) than the transactions contemplated by this Agreement.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, estimated ad valorem, value added and goods and services taxes or other charge, fee, impost, levy, duty in the nature of (or similar to) a tax, however denominated, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary or similar group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this definition as a result of any express of implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor or otherwise by operating of applicable Law.

“Tax Return” means any return, report, form or other document (or similar filing) made or required to be made (including any schedules or attachments thereto or amendments thereof) with respect to Taxes, including any information return, claim for refund, notice, election or declaration of estimated Taxes.

“Trustee” means David Klenk, not in his individual, or any corporate, capacity but solely as trustee of the trust that forms part of the ESOP.

“Vested Company Option” shall mean each Company Option which has vested in accordance with its terms or as a result of an acceleration of vesting approved by the Company’s Board of Directors but not yet exercised as of the Effective Time.

“Vested Company RSU” shall mean any Company RSU which has vested in accordance with its terms or as a result of an acceleration of vesting approved by the Company’s Board of Directors but not yet settled as of the Effective Time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or non-U.S. Laws, including, but not limited to, the Minnesota WARN Act.

“willful and material breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of this Agreement.

The following capitalized terms will have the respective meanings ascribed thereto in the sections of the Agreement noted below opposite each such capitalized term.

Term	Section	Page
Agreement	Preamble	1
Alternative Acquisition Agreement	Section 6.1(a)	44
Anti-Corruption Laws	Section 3.9(d)	16
BIS	Section 3.9(h)(iv)	18
Book-Entry Shares	Section 1.4(b)	3
Cancelled Shares	Section 1.4(c)	3
Capitalization Date	Section 3.2(a)	11
Certificate	Section 1.4(b)	3
Certificate of Merger	Section 1.2	2
Clearance Date	Section 6.3(a)	50
Closing	Section 2.1	5
Closing Date	Section 2.1	5
Code	Section 2.3(f)	10
Company	Preamble	1
Company Approvals	Section 3.4(a)	13
Company Balance Sheet Date	Section 3.7	15
Company Board	Recitals	1
Company Disclosure Schedules	Article 3	10
Company Insurance Policies	Section 3.20	32
Company Material Contract	Section 3.18	31
Company Permits	Section 3.9(b)	16
Company Recommendation	Section 3.3(a)	12
Company Registered Intellectual Property	Section 3.15(a)	27
Company Related Parties	Section 7.3(d)	62
Company SEC Documents	Section 3.5(a)	14
Company Shareholder Approval	Section 3.3(b)	12
Company Shareholder Meeting	Section 6.3(b)	50
Company Termination Fee	Section 7.3(a)	60
Consents	Section 6.4	51
Contributor	Section 3.15(e)	27
Dissenting Shares	Section 1.4(d)	3

Effective Time	Section 1.2	2
End Date	Section 7.1(b)(i)	58
Enforceability Exceptions	Section 3.3(d)	13
ESOP Amendment	Section 6.5(a)	52
ESOP Participant	Section 6.5(a)	52
ESOP Vote	Section 6.3(d)	51
Ex-Im Laws	Section 3.9(h)(i)	17
Foreign Plan	Section 3.11(b)	19
Governmental Entity	Section 3.4(a)	13
Improvements	Section 3.14(d)	26
Indemnified Party	Section 6.8(a)	54
Intervening Event Notice Period	Section 6.1(d)(i)(1)	46
IRS Determination	Section 6.5(b)	52
Last Condition	Section 2.1	5
Lease	Section 3.14(b)	25
Leased Real Property	Section 3.14(b)	25
Leases	Section 3.14(b)	25
Material Customers	Section 3.18(a)(xii)	30
Material Vendors	Section 3.18(a)(xii)	30
Maximum Premium	Section 6.8(c)	55
Merger	Recitals	1
Merger Consideration	Section 1.4(b)	3
Merger Sub	Preamble	1
Notice Period	Section 6.1(d)(ii)(3)	47
MBCA	Recitals	1
OFAC	Section 3.9(h)(iv)	18
Owned Real Property	Section 3.14(a)	25
Parent	Preamble	1
Parent Approvals	Section 4.3(a)	37
Parent Expense Reimbursement	Section 7.3(a)	61
Parent Material Adverse Effect	Section 4.1	36
Parent Related Parties	Section 7.3(e)	63
Parent Termination Fee	Section 7.3(b)	61
participate	Section 6.13	57
Parties	Preamble	1
Party	Preamble	1
Paying Agent	Section 2.3(a)(i)	7
Payment Fund	Section 2.3(a)(i)	7
Permits	Section 3.9(b)	16
Permitted Claims	Section 7.3(f)	63
Proceeding	Section 6.8(a)	54
Proxy Statement	Section 3.4(a)	13
Real Property	Section 3.14(b)	25
Recommendation Change	Section 6.1(c)(i)	45
Regulatory Authorizations	Section 3.27(a)	34

Restricted Person	Section 3.9(h)(ii)	17
Sanctioned Country	Section 3.9(h)(iii)	17
Sanctioned Person	Section 3.9(h)(iv)	17
Sanctions Laws	Section 3.9(h)(v)	18
Shareholder Litigation	Section 6.13	57
Straddle Period	Section 6.16(b)	58
Support Agreements	Recitals	1
Support Shareholders	Recitals	1
Surviving Corporation	Section 1.1	2
Takeover Law	Section 3.25	33
Termination Date	Section 5.1(a)	39
Trade Control Laws	Section 3.9(e)	16
Transaction Documents	Section 8.11	67
Transaction Related Matters	Section 7.3(e)	63
Vested Company Option Consideration	Section 1.5(a)	4
Vested Company RSU Consideration	Section 1.5(a)	4